                                                                   EXHIBIT 10.25




================================================================================


                       RENAL CARE GROUP, INC. (DELAWARE)
                             RCG MISSISSIPPI, INC.
                       RENAL CARE GROUP, INC. (TENNESSEE)
                         KANSAS NEPHROLOGY ASSOCIATION
                          RENAL CARE GROUP TEXAS, INC.
                         D.M.N. OF INDIANA CORPORATION

                                   Borrowers


                    ---------------------------------------

                                 LOAN AGREEMENT

                        $35,000,000 REVOLVING/TERM LOAN

                            Dated as of May 30, 1996


                    ----------------------------------------



                        NATIONSBANK OF TENNESSEE, N.A.,
                                     Lender


================================================================================

                               TABLE OF CONTENTS




RECITALS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

I.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 1.1      Terms Defined in This Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
                 1.2      Terms Generally.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

II. REVOLVING/TERM LOAN . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 2.1      Amount of Revolving/Term Loan.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 2.2      Use of Proceeds of Revolving/Term Loan. . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 2.3      Revolving/Term Note . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 2.4      Advances of Loans.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17
                 2.5      Letters of Credit . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 2.6      Interest  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
                 2.7      Alternate Rate of Interest if LIBOR Unavailable . . . . . . . . . . . . . . . . . . . . . .  23
                 2.8      Change in Circumstances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
                 2.9      Change in Legality of LIBOR Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 2.10     Principal Repayment.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 2.11     Prepayment of LIBOR Loans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
                 2.12     Prepayment of Prime Rate Loans  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 2.13     Initial Commitment Fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
                 2.14     Periodic Commitment Fee Based on Use of Facility  . . . . . . . . . . . . . . . . . . . . .  27

III. RELATIONSHIP OF BORROWERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 3.1      Joint and Several Liability.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 3.2      Funding Requests and Administration . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 3.3      Unconditional Obligation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
                 3.4      Contribution and Subrogation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 3.5      Savings Provision . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

IV. CONDITIONS PRECEDENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 4.1      Conditions to Initial Advance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
                 4.2      Conditions to Subsequent Loans. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

V. REPRESENTATIONS AND WARRANTIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 5.1      Capacity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
                 5.2      Authorization.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 5.3      Binding Obligations.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 5.4      No Conflicting Law or Agreement.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31

                 5.5      No Consent Required.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 5.6      Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 5.7      Fiscal Year.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 5.8      Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  31
                 5.9      Taxes; Governmental Charges.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 5.10     Title to Properties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 5.11     No Default. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 5.12     Casualties; Taking of Properties. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 5.13     Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
                 5.14     Compliance with Fraud and Abuse Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 5.15     ERISA.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 5.16     Full Disclosure of Material Facts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 5.17     Investment Company Act. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 5.18     Personal Holding Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 5.19     Solvency. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 5.20     Chief Executive Office. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 5.21     Corporate Structure.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 5.22     Ownership of Patents, Licenses, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 5.23     Environmental Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  33
                 5.24     Labor Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 5.25     OSHA Compliance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 5.26     Regulation U  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 5.27     Affiliate Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34

VI. AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 6.1      Payment of Obligations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 6.2      Maintenance of Existence and Business.  . . . . . . . . . . . . . . . . . . . . . . . . . .  34
                 6.3      Financial Statements and Reports  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
                 6.4      Additional Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 6.5      Certain Additional Reporting Requirements . . . . . . . . . . . . . . . . . . . . . . . . .  36
                 6.6      Taxes and Other Encumbrances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 6.7      Payment of Debts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 6.8      Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 6.9      Maintenance of Property.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
                 6.10     Compliance with Contractual Obligations . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 6.11     Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 6.12     Security Interest; Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 6.13     Insurance.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
                 6.14     Accounts and Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 6.15     Official Records. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 6.16     Banking Relationships.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 6.17     Right of Inspection.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 6.18     ERISA Information and Compliance. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
                 6.19     Indemnity; Expenses.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  40

                 6.20     Assistance in Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 6.21     Name Changes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 6.22     Estoppel Letters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 6.23     Environmental Matters.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
                 6.24     Opinions of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  42
                 6.25     Grant of Additional Collateral Upon Certain Events  . . . . . . . . . . . . . . . . . . . .  42

VII. NEGATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 7.1      Debts, Guaranties, and Other Obligations  . . . . . . . . . . . . . . . . . . . . . . . . .  43
                 7.2      Change of Management  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 7.3      Encumbrances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 7.4      Investments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
                 7.5      Sales and Leasebacks. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 7.6      Change of Control.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 7.7      Nature of Business. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 7.8      Further Acquisitions, Mergers, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 7.9      Advances. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 7.10     Disposition of Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 7.11     Inconsistent Agreements.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 7.12     Subsidiaries and Affiliates.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 7.13     Place of Business.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  45
                 7.14     Adverse Action With Respect to Plans. . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 7.15     Transactions With Affiliates. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 7.16     Constituent Document Amendments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 7.17     Margin Securities.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 7.18     Accounting Changes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 7.19     Action Outside Ordinary Course. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46

VIII. FINANCIAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 8.1      Current Ratio.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 8.2      Total Funded Debt to Consolidated EBITDA. . . . . . . . . . . . . . . . . . . . . . . . . .  46
                 8.3      Net Worth.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 8.4      Tangible Net Worth  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 8.5      Fixed Charge Coverage.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 8.6      Capital Expenditures. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 8.7      Total Funded Debt to Net Worth. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 8.8      Net Income Maintenance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47

IX. EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 9.1      Events of Default.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  47
                 9.2      Remedies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49

X. GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
                 10.1     Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50

                 10.2     Renewal, Extension, or Rearrangement. . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 10.3     Application of Payments.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 10.4     Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 10.5     Negotiated Document.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 10.6     Consent to Jurisdiction; Exclusive Venue. . . . . . . . . . . . . . . . . . . . . . . . . .  51
                 10.7     Not Partners; No Third Party Beneficiaries. . . . . . . . . . . . . . . . . . . . . . . . .  51
                 10.8     No Reliance on Lender's Analysis  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 10.9     No Marshaling of Assets.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 10.10    Impairment of Collateral. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 10.11    Business Days.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 10.12    Participations. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 10.13    Standard of Care; Limitation of Damages . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 10.14    Incorporation of Schedules. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 10.15    Indulgence Not Waiver.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
                 10.16    Cumulative Remedies.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 10.17    Amendment and Waiver in Writing.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 10.18    Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 10.19    Entire Agreement. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 10.20    Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 10.21    Time of Essence.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 10.22    Applicable Law. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 10.23    Captions Not Controlling. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53
                 10.24    Arbitration.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  53

                                 LOAN AGREEMENT


                 This Loan Agreement is entered into as of the 30th day of May, 1996, by and between RENAL CARE GROUP, INC., a Delaware corporation, RCG MISSISSIPPI, INC., a Delaware corporation, RENAL CARE GROUP, INC., a Tennessee corporation, KANSAS NEPHROLOGY ASSOCIATION, a Kansas corporation, RENAL CARE GROUP TEXAS, INC., a Texas corporation, and D.M.N. OF INDIANA CORPORATION, an Indiana corporation (collectively "Borrowers") and NATIONSBANK OF TENNESSEE, N.A. ("Lender"), a national banking association.

                                    RECITALS

                 WHEREAS, Lender has agreed to extend a revolving/term credit facility to Borrowers, on certain terms and conditions, as set forth in detail in this Agreement;

                 NOW, THEREFORE, as an inducement to cause Lender to extend credit to Borrowers, and for other valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:

                               I.  DEFINITIONS

                 1.1 Terms Defined in This Agreement. As used below in this Agreement, the following capitalized terms shall have the following meanings, unless the context expressly requires otherwise:

                 "ACCOUNT AGREEMENTS" has the meaning assigned in Section
2.4.3 hereof.

                 "AFFILIATE" means, with respect to any Person, another Person that, directly or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person.

                 "AGREEMENT" means this Loan Agreement (including all schedules and exhibits hereto), as the same may be amended from time to time.

                 "APPLICABLE COMMITMENT FEE" means thirty-five (35) basis points; provided, however, that during any Effective Period, the Applicable Commitment Fee shall be the percentage rate per annum set forth opposite the appropriate test in the table below (ratio values shall be rounded to the nearest one-hundredth, with any value of .005 rounded upward):

 Total Funded Debt to Consolidated     Applicable Commitment Fee (in basis
 EBITDA                                points

 Greater than or equal to 3.01                          35

 TOTAL FUNDED DEBT TO CONSOLIDATED     APPLICABLE COMMITMENT FEE (IN BASIS
 EBITDA                                POINTS

 Greater than or equal to 2.01 and less than            25
 or equal to 3.00

 Greater than or equal to 1.01 and less than            25
 or equal to to 2.00

 Less than or equal to 1.00                             12


The Total Funded Debt to Consolidated EBITDA ratio shall be established by Lender on the basis of the consolidated quarterly financial statements of Borrowers delivered to Lender pursuant to this Agreement and shall be calculated as set forth in Section 8.2 hereof. At the end of any Effective Period, the Applicable Letter of Credit Fee shall automatically become 35 basis points (.35%) per annum pending commencement of the next Effective Period.

                 "APPLICABLE LIBO RATE MARGIN" means two and 7/10ths percent (2.70%) per annum; provided, however, that during any Effective Period, then the Applicable LIBO Rate Margin shall be the percentage rate per annum set forth opposite the appropriate test in the table below (ratio values shall be rounded to the nearest one-hundredth, with any value of .005 rounded upward):

 TOTAL FUNDED DEBT TO CONSOLIDATED              APPLICABLE LIBO RATE MARGIN
 EBITDA

 Greater than or equal to 3.01                  2.70% per annum

 Greater than or equal to 2.01 and less than    2.00% per annum
 or equal to 3.00

 Greater than or equal to 1.01 and less than    1.35% per annum
 or equal to 2.00

 Less than or equal to 1.00                     .95% per annum

The Total Funded Debt to Consolidated EBITDA ratio shall be established by Lender on the basis of the consolidated quarterly financial statements of Borrowers delivered to Lender pursuant to this Agreement and shall be calculated as set forth in Section 8.2 hereof. At the end of any Effective Period, the Applicable LIBO Rate Margin shall automatically become two and 7/10ths percent (2.70%) per annum pending commencement of the next Effective Period.

                 "APPLICABLE PRIME RATE MARGIN" means one percent (1.00%) per annum; provided, however, during any Effective Period, then the Applicable Prime Rate Margin shall be the percentage rate per annum set forth opposite the appropriate test in the table below (ratio values shall be rounded to the nearest one-hundredth, with any value of .005 rounded upward):

 Total Funded Debt to Consolidated                Applicable Prime Rate Margin
 EBITDA
 Greater than or equal to 3.01                    1.00% per annum

 Greater than or equal to 2.01 and less than      .30% per annum
 or equal to 3.00

 Greater than or equal to 1.01 and less than      0.0% per annum
 or equal to 2.00

 Less than or equal to 1.00                       0.0% per annum

The Total Funded Debt to Consolidated EBITDA ratio shall be established by Lender on the basis of the consolidated quarterly financial statements of Borrowers delivered to Lender pursuant to this Agreement and shall be calculated as set forth in Section 8.2 hereof. At the end of any Effective Period, the Applicable Prime Rate Margin shall automatically become one percent (1.00%) per annum pending commencement of the next Effective Period.

                 "BANKING DAY" means a Business Day, subject to the following additional convention. As to notices or payments received on a Business Day at or before 12:00 p.m. (noon) Nashville time, the Banking Day shall correspond to the Business Day of receipt. As to notices or payments received on a Business Day after 12:00 p.m. (noon) Nashville time, the Banking Day of receipt shall be deemed to be the next following Business Day.

                 "BANKRUPTCY CODE" means Title I of the Bankruptcy Reform Act of 1978, as it may be amended from time to time.

                 "BORROWERS" means Renal Care Group, Inc., a Delaware corporation, RCG Mississippi, Inc., a Delaware corporation, Renal Care Group, Inc., a Tennessee corporation, Kansas Nephrology Association, a Kansas corporation, Renal Care Group Texas, Inc., a Texas corporation, and D.M.N. of Indiana Corporation, an Indiana corporation, and their successors and assigns. This definition does not abrogate the requirement set forth below restricting Borrowers' ability to assign any rights under this Agreement.

                 "BORROWING BASE" means (i) Borrowers' Consolidated EBITDA for the most recent four fiscal quarters, as determined by the quarterly financial statements delivered to Lender from time to time pursuant to this Agreement,
(ii) multiplied by 2.5.

                 "BORROWING NOTICE" has the meaning assigned in Section 2.4.1(b) hereof.

                 "BUSINESS DAY" means any day on which Lender is open for the conduct of ordinary business; provided however, that when used in connection with determining the LIBO Rate, the term "Business Day" shall exclude any day on which banks are not open for dealings in U.S. Dollar deposits in the London Interbank Market.

                 "CAPITAL EXPENDITURES" means expenditures, determined according to GAAP on a consolidated basis, that would be capitalized and depreciated over more than one period.

                 "CAPITAL LEASE" means a lease that would be characterized as a financed sale or purchase under GAAP.

                 "CHANGE OF CONTROL" means the occurrence, after the date of this Agreement, of (i) any Person or two or more Persons acting in concert acquiring beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), directly or indirectly, of securities of Borrowers (or other securities convertible into such securities) representing 51% or more of the combined voting power of all securities thereof entitled to vote in the election of directors; or (ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of Borrowers ceasing for any reason to constitute a majority of the Board of Directors thereof unless the Persons replacing such individuals were nominated by the Board of Directors of Borrower; or (iii) any Person or two or more Persons acting in concert acquiring by contract or otherwise, or entering into a contract or arrangement which upon consummation will result in its or their acquisition of, or control over, securities of Borrowers (or other securities convertible into such securities) representing 51% or more of the combined voting power of all securities of Borrowers entitled to vote in the election of directors.

                 "CLOSING DATE" means the date of this Agreement.

                 "CMLTD" means maturities of long-term Debt arising for the 12 months following the date of determination.

                 "COLLATERAL" means all Property now or hereafter securing the Obligations.

                 "CONSOLIDATED EBITDA" means the sum of (i) net income of RCG and all other Borrowers that are Wholly- Owned Subsidiaries, calculated on a consolidated basis before extraordinary items, excluding from the consolidation all Subsidiaries of Borrowers that are not Wholly-Owned Subsidiaries, and further excluding from all consolidating entities' income all income from Permitted Equity Investments, and (ii) provided that (x) Borrowers have the right to cause distributions of earnings of the Subsidiaries without requiring the consent of any other Person, (y) the foreclosure of Lender's security interest in the equity held by Borrowers in the Subsidiaries would convey the right the cause such distributions of earnings, and (z) Borrower can otherwise freely alienate the right to receive their proportionate shares of cash flow, as determined by Lender, then further including Borrowers' ownership percentage of net income from Majority-Owned Participating Subsidiaries, in each case (i) and
(ii) increased by the amounts represented by Borrowers' ownership interest of Interest Expense and of expenses for taxes, depreciation and non-cash amortization, and decreased by extraordinary losses. The positive EBITDA of acquired entities for pre-acquisition periods, decreased by extraordinary gains or gains on sale and by extraordinary losses (or the amount of such EBITDA multiplied by the applicable fee percentage, in the case of acquisitions of the assets of nephrology practices resulting in Service Agreements) may be included in Consolidated EBITDA if Lender is satisfied, in its reasonable discretion, as to the accuracy and reliability of the financial information related thereto. In assessing the accuracy and reliability of such financial information, (i) unqualified audited financial statements prepared by a regional or national accounting firm shall be acceptable, (ii) financial statements reviewed (but not audited) by such a firm shall also be acceptable unless Lender in good faith determines that reviewed statements for a particular enterprise are subject to material doubt as to their accuracy, and (iii) financial statements compiled for the target entity by a local, regional or national accounting firm which have been subjected to formal review by Borrowers' usual outside accountants in doing acquisition diligence on the target entity shall be acceptable, unless Lender in good faith determines that reviewed statements for a particular enterprise are subject to material doubt as to their accuracy. Notwithstanding the foregoing, financial statements for target entities shall be sufficient for inclusion of those entities' earnings in Consolidated EBITDA based upon the best information available at all times that the outstanding principal balance of the Revolving/Term Loan is less than Ten Million and No/100 Dollars ($10,000,000.00). Any negative EBITDA of an acquired entity for pre- acquisition periods shall be included in the Consolidated EBITDA calculation, based upon the best information available.

                 "CONSOLIDATED CURRENT RATIO" means current assets, determined on a consolidated basis according to GAAP, divided by current liabilities, determined on a consolidated basis according to GAAP.

                 "CONSOLIDATED NET INCOME" means net income, determined on a consolidated basis according to GAAP.

                 "CONSOLIDATED NET WORTH" means shareholders' equity, determined on a consolidated basis according to GAAP.

                 "CONSOLIDATED TANGIBLE NET WORTH" means Consolidated Net Worth less Intangible Assets.

                 "CONTROL" or "CONTROLLED" means that a Person has the direct or indirect power to conduct or govern the policies of another Person, whether this power exists as a matter of right or through economic compulsion.

                 "CONVERSION DATE" means the date two (2) years from the date of this Agreement.

                 "DEBT" means, with respect to any Person, all obligations, contingent or otherwise, that would be classified under GAAP as a liability of that Person including, but not limited to, any nonrecourse obligations secured by Property of that Person.

                 "DEFAULT RATE" means the lesser of (i) three percent (3%) over the rate otherwise applicable to a Loan or a Letter of Credit, or (ii) the Maximum Lawful Amount of interest that can be charged.

                 "EBITDA" means the sum of net income before extraordinary items, less extraordinary losses, plus Interest Expense and expenses for taxes, depreciation and amortization, determined according to GAAP.

                 "EFFECTIVE PERIOD" means a period of up to one calendar quarter, determined as follows. Pursuant to other provisions of this Agreement, Borrowers' financial information for each quarter-end is to be submitted during the succeeding quarter, except that year-end financial statements are not due until May 1 of the following year. The performance pricing provisions of this Agreement reevaluate pricing quarterly, based upon those quarterly financial results. An Effective Period imposing pricing based upon a quarter other than the quarter ending December 31 shall begin on the later of (i) the first day of the third month of the following fiscal quarter, or (ii) if financial statements are submitted later than required under this Agreement and are nonetheless accepted by Lender, five (5) Business Days after the submission of required financial statements. An Effective Period imposing pricing based upon the quarter ending December 31 shall begin "as of" the first day of the third month of the following fiscal quarter, with a retroactive adjustment of interest to be made when the year-end financial statements are timely submitted, if necessary to reflect an increase or decrease of the interest rates or fees based upon performance for the period ending December 31. If year-end financial statements are not timely submitted, but are nonetheless accepted by Lender, the Effective Period imposing pricing based upon the quarter ending December 31 shall begin "as of" five (5) Business Days after the submission of the required annual financial statements. The Effective Period shall end on the last day of the second month of each fiscal quarter following the quarter in which the Effective Period was scheduled to begin. Therefore, assuming the timely delivery of all required financial statements, the Effective Periods will be determined as follows:

                 Financial Statements Due By     Effective Period

                 May 15                          June 1 - August 31
                 August 15                       September 1 - November 30
                 November 15                     December 1 - February 28/29
                 April 29                        March 1 (retroactive) - May 31

An initial Effective Period shall commence on the Closing Date and continue through the last day of May, 1996, and margins and rates shall be determined during this initial Effective Period based upon the financial reports for the quarter ended December 31, 1995.

                 "ENCUMBRANCE" means any interest in Property in favor of one not the owner thereof, whether voluntary or involuntary, including, but not limited to, (i) the lien or security interest arising from a deed of trust, mortgage, pledge, security agreement, conditional sale, Capital Lease, consignment, or bailment for security purposes, and (ii) reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other such title encumbrances.

                 "ENVIRONMENTAL LAWS" means the Environmental Protection Act, the Resource Conservation and Recovery Act of 1976, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Hazardous Materials Transportation Act and any other federal, state or municipal law, rule or regulation relating to air emissions, water discharge, noise emissions, solid or liquid waste disposal, hazardous or toxic waste or materials, or other environmental or health matters.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

                 "ERISA AFFILIATE" means any Person who for purposes of Title IV of ERISA is a member of Borrowers' controlled group, or under common control with Borrowers, within the meaning of Section 414 of the IRC, the regulations promulgated pursuant thereto and the rulings issued thereunder.

                 "ERISA EVENT" means (i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the PBGC; (ii) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA);
(iii) the cessation of operations at a facility in the circumstances described in Section 4068(f) of ERISA; (iv) the withdrawal by Borrowers or an ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in 4001(a)(2) of ERISA; (v) the failure by Borrowers or any ERISA Affiliate to make a material payment to a Plan required under Section 302(f)(1) of ERISA; (vi) the adoption of an amendment to a Plan requiring the provision of initial or additional security to such Plan, pursuant to Section 307 of ERISA; or (vii) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which might constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

                 "EVENT OF DEFAULT" means the occurrence of any of the events specified in Section 9.1 hereof, as to which any requirement for notice or lapse of time has been satisfied.

                 "FINANCIAL STATEMENTS" means the pro forma combined balance sheet, income statement, and statement of cash flows for Borrowers dated March 31, 1996 delivered by Borrowers to Lender, and all notes thereto.

                 "FIXED CHARGE COVERAGE RATIO" means (i) Consolidated EBITDA plus expenses incurred under Operating Leases less a charge of Two Thousand and No/100 Dollars ($2,000.00) per dialysis station to allow for maintenance Capital Expenditures, divided by (ii) the sum of Interest Expense plus CMLTD (including implied amortization during the revolving period calculated as one-seventh of the outstanding principal amount of the Revolving/Term Loan (including the amount of Letters of Credit) as of the end of the applicable period), plus the current portion of Capital Leases, plus expenses incurred under Operating Leases. The values for the fixed charges used in the calculation of this ratio will be determined on a pro forma basis as though the acquisitions occurring during the relevant period had occurred as of the beginning of that period, with such calculations to take into account, along with other adjustments that Lender may approve, in its reasonable discretion,
(i) the exclusion of Interest Expense, CMLTD, Capital Lease expense and Operating Lease Expense of the target arising from obligations that were liquidated in connection with the acquisition, (ii) the inclusion of Interest Expense, CMLTD, Capital Lease expense and Operating Lease Expense obligations of the target that survived the acquisition, and (iii) the inclusion of Interest Expense, CMLTD, Capital Lease expense and Operating Lease Expense arising from obligations incurred in connection with the acquisition (including, but not limited to, added Interest Expense arising from Seller Debt or from Loans advanced under this Agreement incidental to the acquisition).

                 "FOUNDING COMPANIES" means RCG Mississippi, Inc., a Delaware corporation, Renal Care Group, Inc., a Tennessee corporation, Kansas Nephrology Association, a Kansas corporation, Renal Care Group Texas, Inc., a Texas corporation, and D.M.N. of Indiana Corporation, an Indiana corporation.

                 "FRAUD AND ABUSE LAWS" means Section 1128B(b) of the Social Security Act, 42 U.S.C. Section 1320a-7b(b) and Section 1877 of the Social Security Act, 42 U.S.C. Section 1877, as from time to time amended; any successor statute(s) thereto; all rules and regulations promulgated thereunder; and any other Law relating to the ownership of medical facilities by providers of medical services or the referral of patients to medical facilities owned by providers of medical services.

                 "GAAP" means generally accepted accounting principles pronounced by the Financial Accounting Standards Board or any successor thereto, as in effect from time to time.

                 "GOVERNMENTAL AUTHORITY" means any governmental or quasi-governmental entity, court or tribunal including, without limitation, any department, commission, board, bureau, agency, administration, service or other instrumentality of any foreign or domestic governmental entity.

                 "HAZARDOUS SUBSTANCES" means those substances included from time to time within the definition of hazardous substances, hazardous materials, toxic substances, or solid waste under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; the Clean Water Act, 33 U.S.C. Section 1251 et. seq.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 et. seq., and in the regulations promulgated pursuant to such acts and laws; and such other substances that are or become regulated under any applicable local, state, or federal law or regulation addressing environmental hazards.

                 "INTANGIBLE ASSETS" means goodwill, patents, copyrights, franchises, trademarks, research and development costs, organizational costs and other intangible assets as determined under GAAP.

                 "INTEREST EXPENSE" means expenses for interest (including current charges on Capital Leases) and expenses for any interest rate swaps or similar derivative contracts used for the management of interest expense.

                 "INTEREST PAYMENT DATE" means, (i) as to Prime Rate Loans, the first day of each January, April, July and October, and (ii) as to any LIBOR Loan, the last day of the Interest Period applicable to such Loan and, in addition, in the case of a LIBOR Loan with an Interest Period of six (6) or twelve (12) months' duration, the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 3 months after the commencement of the Interest Period.

                 "INTEREST PERIOD" means, as to any LIBOR Loan, the period commencing on the date of such LIBOR Loan and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3, 6 or 12 months thereafter, as Borrowers may elect; provided, however, that (x) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, with respect to LIBOR Loans, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (y) no Interest Period with respect to any Loan shall end later than the Maturity Date. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

                 "IRC" means the Internal Revenue Code of 1986, as amended from time to time.

                 "LAW" or "LAWS" means all applicable constitutional provisions, statutes, codes, acts, ordinances, orders, judgments, decrees, injunctions, rules, regulations, and requirements of all Governmental Authorities.

                 "LENDER" means NationsBank of Tennessee, N.A., its successors and assigns.

                 "LETTERS OF CREDIT" means standby letters of credit and/or commercial letters of credit issued for the account of a Borrower with respect to obligations incurred by a Borrower in the ordinary course of business.

                 "LIBO RATE" means, for any given Interest Period with respect to a given LIBOR Loan, the rate per annum appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term LIBO Rate shall mean, for any given Interest Period with respect to a given LIBOR Loan, the rate per annum appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates.

                 "LIBO RATE RESERVE PERCENTAGE" means the reserve percentage applicable during any Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for Lender with respect to liabilities or assets consisting of or including LIBOR Liabilities having a term equal to such Interest Period.

                 "LIBOR LIABILITIES" means deposit liabilities incurred through the London Interbank Market.

                 "LIBOR LOAN" means a Loan for which Borrowers have elected application of an interest rate based on the LIBO Rate.

                 "LOAN" means a loan advanced under the Revolving/Term Loan.

                 "LOAN DOCUMENTS" means, collectively, each writing delivered by Borrowers to Lender relating to the Revolving/Term Loan and described in
Section 4.1.1 hereof.

                 "MAJORITY-OWNED NONPARTICIPATING SUBSIDIARY" means a Permitted Subsidiary that is not a Borrower hereunder.

                 "MAJORITY-OWNED PARTICIPATING SUBSIDIARY" means a Permitted Subsidiary that is or becomes a Borrower hereunder.

                 "MATERIAL ADVERSE CHANGE" means any material and adverse change in the business, Properties, or operations of the Borrowers, considered collectively.

                 "MATERIAL ADVERSE EFFECT" means any event or condition which, singly or in the aggregate with other events or conditions, materially and adversely affects the business, Properties, or operations of the Borrowers, considered collectively.

                 "MATURITY DATE" means May 30, 2001.

                 "MAXIMUM LAWFUL AMOUNT" means the maximum lawful amount of interest, loan charges, commitment fees or other charges that may be assessed under Tennessee law or, if higher, under applicable federal law.

                 "NET PROCEEDS" means gross proceeds of a transaction less reasonable and customary underwriter and brokerage fees and commissions, the fees and expenses of trustees and attorneys, and other such reasonable and customary closing fees and expenses.

                 "OBLIGATIONS" means all present and future debts and other obligations of Borrowers (or any of them) to Lender, whether arising by contract, tort, guaranty, overdraft, or otherwise; whether or not the advances or events creating such debts or other obligations are presently foreseen; whether such obligations were originally payable to Lender or are acquired by Lender from another Person; and regardless of the class of the debts or other obligations, be they otherwise secured or unsecured. Without limiting the foregoing, the "Obligations" specifically includes the obligations of Borrowers under this Agreement and the other Loan Documents.

                 "OPERATING LEASES" means leases that are not Capital Leases.

                 "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

                 "PERMITTED ACQUISITION" means the purchase (by asset purchase, stock purchase, merger or otherwise, subject to the other requirements of this definition set forth below) by a Borrower of the assets of a Practice in the ordinary course of business (it being acknowledged that medical records and certain other professional assets that are required by Law to be owned by a physician Provider are not acquired in these transactions), which purchase meets all of the following criteria:

                          (a) The form of the acquisition shall have been of the assets of a Practice or, if for stock or other equity interest, the target acquired shall become a Permitted Subsidiary or a Permitted Equity Investment concurrently with the closing of the acquisition.

                          (b) If Borrowers will be requesting a Loan to fund the acquisition or if Lender's consent is required under subsection (c) hereof, Borrowers shall have delivered to Lender, prior to closing the acquisition, unaudited pro forma financial statements or certificates demonstrating continued compliance with all covenants in this Agreement following the acquisition.

                          (c) If Total Funded Debt will exceed Fifteen Million and No/100 Dollars ($15,000,000.00)
                                    after the proposed acquisition, and/or if the outstanding principal balance of the Revolving/Term Loan will exceed Twelve Million and No/100 Dollars ($12,000,000.00)
                                    after the proposed acquisition, then Lender shall have given its written consent to the acquisition prior to the closing thereof, in the cases of those acquisitions for which (i) the total consideration is greater than seven (7) times the total EBITDA of the target (or seven (7) times Borrowers' proposed percentage interest thereof, in the case of acquisitions of less than 100% of the target) for the most recent four quarters for which Borrowers have obtained financial statements (based on audited financial statements or the best information otherwise available), as adjusted to calculate such EBITDA on a pro forma basis consistent with Borrowers' operations as though the target had been owned by a Borrower throughout the relevant pre-acquisition period (with such adjustments to include, without limitation, adjustments for any owner's compensation and for cost savings in the expense categories of salaries, employee benefits, medical specialist fees, management fees, purchased services and supplies that Borrowers will initiate immediately following the transaction), or (ii) the portion of the purchase price consisting of cash, Debt assumed and Seller Debt exceeds sixty percent (60%) of the total purchase price (for the purpose of this calculation only, Subordinated Seller Debt shall not be regarded as Debt or Seller Debt).

                 "PERMITTED CORPORATE CHANGE" means the conversion of a Borrower (other than RCG) or of another Permitted Subsidiary from a corporation to a limited liability company or limited partnership, which conversion (i) occurs upon at least thirty (30) days prior written notice to Lender, (ii) is accomplished so that the successor entity expressly remains a Borrower hereunder, if applicable, (iii) is accomplished so that the successor entity maintains the status as a Permitted Subsidiary hereunder, if applicable, (iv) in Lender's judgment has no detrimental effect on the position of Lender as the senior creditor of Borrowers, and (v) is accomplished pursuant to documentation in form and substance approved by Lender and its counsel and supported by such opinions of Borrowers' counsel as Lender may reasonably require, with all related filing fees and taxes and all reasonable fees and expenses of counsel for Lender and Borrowers to be paid by Borrowers. Notwithstanding the foregoing, opinions of counsel shall not be required as long as the outstanding principal balance of the Revolving/Term Loan does not exceed Five Million and No/100 Dollars ($5,000,000.00), but as a condition to any advance that would cause the outstanding principal balance to exceed that amount, Borrowers must provide the required opinions not previously delivered for all Permitted Corporate Changes occurring before the draw above Five Million and No/100 Dollars ($5,000,000.00) and must thereafter continue providing such opinions as to future Permitted Corporate Changes as long as the outstanding principal balance of the Revolving/Term Loan remains above Five Million and No/100 Dollars ($5,000,000.00).

                 "PERMITTED ENCUMBRANCES" means all of the following:

                          (a) Encumbrances securing the payment of any of the Obligations.

                          (b) Encumbrances securing taxes, assessments, or other governmental charges not yet due or which are being contested in good faith by appropriate action promptly initiated and diligently conducted, if Borrowers have made reserve therefor as required by GAAP.

                          (c) Mechanics', repairmen's, materialmen's, warehousemen's, landlords' and other like liens arising by operation of law securing accounts that are not delinquent.

                          (d) Encumbrances on real property used by Borrowers not securing monetary obligations, provided that the Encumbrances are of a type customarily placed on real property and do not materially impair the value of the affected property.

                          (e) Pledges or deposits in the ordinary course of business to secure nondelinquent obligations under workman's compensation or unemployment laws or similar legislation or to secure the performance of leases or contracts entered into in the ordinary course of business.

                 "PERMITTED EQUITY INVESTMENT" means an equity investment in a corporation, limited liability company, limited liability partnership, limited partnership or general partnership, the acquisition of which would be a Permitted Acquisition of a Permitted Subsidiary (including, but not limited to, the satisfaction of all approval requirements therefor), excepting only that
(i) the acquisition is of fifty percent (50%) or less of the total outstanding economic interest, and (ii) Lender's security interest in any such equity interests of a type that would require the filing of a financing statement to perfect need not be perfected in the absence of an Event of Default.

                 "PERMITTED SUBSIDIARY" means a corporate Subsidiary, limited liability company, general partnership or limited liability partnership Subsidiary that (i) is owned, in both economic interest and voting rights, by a Borrower in an amount exceeding 50%, (ii) if owned by one or more Borrowers as to 100% of its economic interest and voting rights, is also a Borrower hereunder, and (iii) as to which a Borrower has granted to Lender a first priority perfected security interest in its stock or other equity interest in the Subsidiary pursuant to documentation in form and substance acceptable to Lender and its counsel, with the validity and perfection of the security interest and other matters as Lender may reasonably require confirmed to Lender by an opinion of Borrowers' outside counsel satisfactory to Lender in all respects, and with all expenses related to such documentation (including, but not limited to, filing fees and taxes and the reasonable fees and expenses of Lender's attorneys) to be paid by Borrower. Notwithstanding the foregoing, opinions of counsel shall not be required as long as the outstanding principal balance of the Revolving/Term Loan does not exceed Five Million and No/100 Dollars ($5,000,000.00), but as a condition to any advance that would cause the outstanding principal balance to exceed that amount, Borrowers must provide the required opinions not yet delivered for all Permitted Subsidiaries acquired before the draw above Five Million and No/100 Dollars ($5,000,000.00) and must thereafter continue providing such opinions as to future Permitted Subsidiaries as long as the outstanding principal balance of the Revolving/Term Loan remains above Five Million and No/100 Dollars ($5,000,000.00).

                 "PERSON" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government, governmental agency or political subdivision thereof, or any other form of entity.

                 "PLAN" means any employee benefit or other plan established or maintained, or to which contributions have been made, by a Borrower or any Subsidiary and covered by Title IV of ERISA or to which Section 412 of the IRC applies.

                 "PRACTICE" means a dialysis clinic or laboratory or a nephrology medical practice. Whenever in this Agreement "Practice" is used in describing an acquisition by a Borrower, and if the reference relates to a medical practice, such reference is to the acquisition of the assets used in the operation of the Practice that can lawfully be acquired by such Borrower or to the acquisition of the stock of a corporation that owns, as of the time of purchase, only those assets that can be lawfully acquired by such Borrower.

                 "PRIME RATE" shall be that rate announced by Lender from time to time as its Prime Rate and is one of several interest rate bases used by Lender. Lender lends at rates both above and below Lender's Prime Rate and Borrowers acknowledge that Lender's Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Lender.

                 "PRIME RATE LOAN" means a Loan for which Borrowers have elected application of an interest rate based on the Prime Rate.

                 "PROPERTY" or "PROPERTIES" means any interest in any kind of property, whether real, personal, or mixed, or tangible or intangible.

                 "PROVIDER" means a nephrologist who performs professional services respecting a Practice that is either managed by a Borrower or the assets of which are owned by a Borrower.

                 "PROSPECTUS" means that Prospectus of RCG filed with the Securities and Exchange Commission and dated February 6, 1996.

                 "RCG" means Renal Care Group, Inc., a Delaware corporation, its successors and assigns.

                 "REVOLVING/TERM LOAN" has the meaning assigned in Article II hereof.

                 "SELLER" means the owner of a Practice that is acquired by a Borrower.

                 "SELLER DEBT" means Debt incurred in favor of one or more Sellers representing part of the purchase price of a Practice.

                 "SERVICE AGREEMENT" means one of those service or management agreements now in effect or hereafter entered into by a Borrower and Sellers in connection with the management of nephrology practices.

                 "SOLVENT" shall mean, as to any Person, that as of any date of determination, (i) the then fair value of the assets of such Person is (a) greater than the then total amount of liabilities (including subordinated liabilities) of such Person and (b) greater than the amount that will be required to pay such Person's probable liability on such Person's then existing debts as they become absolute and matured, (ii) such Person's capital is not unreasonably small in relation to its business, and (iii) such Person has not incurred and does not intend to incur, or believe or reasonably should believe that it will incur, debts beyond its ability to pay such debts as they become due.

                  "SUBORDINATED SELLER DEBT" means unsecured Seller Debt that is subordinated as to payment, liquidation, collection and collection in bankruptcy to the obligations of Borrowers to Lender pursuant to subordination documentation in form and substance acceptable to Lender and which has a maturity of no earlier than six (6) months following the Maturity Date.

                 "SUBSIDIARY" means any present or future corporation, or other entity at least a majority of whose outstanding voting stock or other voting securities shall at the time be owned directly or indirectly by a Borrower.

                 "TAXES" means all taxes and assessments, whether general or special, ordinary or extraordinary, or foreseen or unforeseen, which at any time may be assessed, levied, confirmed or imposed on Borrowers or on any of their properties or assets or any part thereof or in respect of any of their franchises, businesses, income or profits.

                 "TOTAL FUNDED DEBT" means all obligations for borrowed money, including, but not limited to, advances under the Revolving/Term Loan, all Seller Debt and all Capitalized Leases, whether short-term or long-term. The obligations of a Permitted Equity Investment or a Majority-Owned Nonparticipating Subsidiary shall be included in Total Funded Debt only to the extent a Borrower has directly or indirectly guaranteed or otherwise become liable for (such as through the status of general partner) such obligations. Borrowed money that is expressly subordinated to the Obligations to Lender's satisfaction, including all Subordinated Seller Debt, will not be included in this definition.

                 "UCC" means the Uniform Commercial Code as adopted in Tennessee, as it may be amended from time to time.

                 "UNMATURED DEFAULT" means any event or condition that, but for the giving of any required notice by Lender and/or the passing of time, would be an Event of Default hereunder.

                 "WHOLLY-OWNED SUBSIDIARY" means a Permitted Subsidiary that is owned as to its entire economic and voting interests by a Borrower.

                 1.2      Terms Generally.

                          1.2.1 Computations; Accounting Principles. Where the character or amount of any asset or liability or item of income or expense is required to be determined, or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, such determination or calculation, to the extent applicable and except as otherwise specified in this Agreement, shall be made in accordance with GAAP. If a change in GAAP after the date of this Agreement would require a change affecting the calculation of any requirement under this Agreement, then Lender and Borrowers shall negotiate in good faith for the amendment of the affected requirements; provided, however, until and unless such an amendment is agreed upon, the requirements of this Agreement shall remain as written and compliance therewith shall be determined according to GAAP as in effect prior to the change.

                          1.2.2 Gender and Number. Words used herein indicating gender or number shall be read as context may require.

                          1.2.3 References Include Successors. References herein to specific Laws, regulatory bodies, parties or agreements also refer to any successor Laws, regulatory bodies, and parties, and to all modifications, extensions, renewals and restatements of agreements.

                          1.2.4 References to This Agreement. "Herein," "hereof" and words of similar import refer to this Agreement as a whole and not to any particular provision hereof, unless otherwise expressly stated.

                            II. REVOLVING/TERM LOAN

                 Concurrently with the execution of this Agreement, Lender shall make a Revolving/Term Loan (the "Revolving/Term Loan") available to Borrowers under the following terms:

                 2.1 Amount of Revolving/Term Loan. The principal indebtedness of Borrowers to Lender under the Revolving/Term Loan shall not exceed the lesser of (i) Thirty-Five Million and No/100 Dollars
($35,000,000.00), or (ii) the Borrowing Base in effect from time to time.

                 2.2 Use of Proceeds of Revolving/Term Loan. The proceeds of Loans advanced under the Revolving/Term Loan shall be used by Borrowers (i) in any amount, for the acquisition of Practices through Permitted Acquisitions and Permitted Equity Investments, (ii) in any amount not exceeding Five Million and No/100 Dollars ($5,000,000.00), for the start-up of new Practices and the expansion of existing Practices, and (iii) in any amount not exceeding Five Million and No/100 Dollars ($5,000,000.00), for working capital needs (including Letters of Credit).

                 2.3 Revolving/Term Note. Borrowers' obligations under the Revolving/Term Loan shall be evidenced by a single Revolving/Term Note in the form included in Exhibit 2.3.

                 2.4 Advances of Loans. Subject to the terms and conditions of this Agreement, during the period from the date hereof until the Conversion Date, Borrowers may borrow, repay and reborrow Loans under the Revolving/Term Loan, provided that the outstanding principal balance shall not at any time exceed the amount permitted under Section 2.1 above. Upon the Conversion Date, the Revolving/Term Loan shall no longer revolve and the remaining principal balance of the Revolving/Term Loan shall be amortized as set forth below. Amounts outstanding under the Revolving/Term Loan following the Conversion Date may be Prime Rate Loans or LIBOR Loans from time to time, just as Loans advanced prior to the Conversion Date may be either Prime Rate Loans or LIBOR Loans. Prior to the Conversion Date, Loans shall be disbursed as follows:

                          2.4.1     Loans Advanced Pursuant to Borrowing
                Notices.

                                    2.4.1(a)     Applicability. Except for
                          Loans made pursuant to Account Agreements as provided in Section 2.4.3 hereof, which shall be Prime Rate Loans, advances hereunder may be LIBOR Loans, Prime Rate Loans, or a combination thereof and the funding thereof shall be subject to this Section 2.4.1.

                                    2.4.1(b)     Borrowing Notices. As long as
                          Borrowers meet the conditions for funding stated in this Agreement, Borrowers may submit requests for Loans ("Borrowing Notices") to Lender. All requests shall be made in writing (or by telephone, subject to such security procedures as Lender may require from time to time, provided that all telephonic notices shall be confirmed by written Borrowing Notices within one (1) Business Day) and shall specify the proposed date of the requested disbursement; the aggregate amount of such disbursement; the purpose of the Loan (characterized in accordance with Section
                          2.2 above); the type of Loan, i.e., LIBOR Loan or Prime Rate Loan; and if a LIBOR Loan, the designated Interest Period. Each Borrowing Notice shall irrevocably obligate Borrowers to accept the Loan requested thereby. Borrowing Notices shall be in the form of Exhibit 2.4.1(b) hereto or such other form as Lender may from time to time require.

                                    2.4.1(c)     Funding of Loans. Lender shall
                          fund on the same Banking Day of Lender's receipt of the Borrowing Notice in the case of Prime Rate Loans, and on the second (2nd) Banking Day following the Banking Day of Lender's receipt of the Borrowing Notice in the case of LIBOR Loans. All funds shall be disbursed directly into an account maintained by one or more Borrowers with Lender. Borrowers agree that if Lender elects to fund any requested Loan(s) sooner after requested than is required of Lender hereunder, Lender may nevertheless use the entire response period allowed hereunder upon receipt of any subsequent request, at Lender's sole option.

                                    2.4.1(d)     Prime Rate Loan Limitations.
                          Individual Prime Rate Loans shall be in the minimum amount of One Hundred Thousand and No/100 Dollars ($100,000.00) each. Any number of Prime Rate Loans may be outstanding at any one time.

                                    2.4.1(e)     LIBOR Loan Limitations.
                          Individual LIBOR Loans shall be in the minimum amount of Five Hundred Thousand and No/100 Dollars ($500,000.00) each. No more than ten (10) LIBOR Loans may be outstanding at any one time.

                                    2.4.1(f)     Additional Limitation on LIBOR
                          Interest Periods. Notwithstanding anything to the contrary in this Agreement, if an Event of Default shall have occurred and be continuing, no additional LIBOR Loans may be created or continued and no Prime Rate Loan may be converted into a LIBOR Loan.

                          2.4.2 Conversion of Loans. Borrowers shall have the right at any time, on prior irrevocable written notice to Lender given two (2) Banking Days prior to the date of any requested conversion, to convert any Prime Rate Loan or LIBOR Loan into a Loan of another type, or to continue any LIBOR Loan for another Interest Period, subject in each case to the following:

                                    2.4.2(a)     Application of Loans. Each
                          conversion shall be effected by applying the proceeds of the new LIBOR Loan and/or Prime Rate Loan, as the case may be, to the Loan (or portion thereof) being converted.

                                    2.4.2(b)     Notices of Conversions. Each
                          notice pursuant to this Section 2.4.2(b) shall be irrevocable and shall refer to this Agreement and specify the identity and principal amount of the particular Loan that Borrowers request be converted or continued; if such notice requests conversion, the date of such conversion (which shall be a Business
                          Day); and if a Loan is to be converted to a LIBOR Loan or a LIBOR Loan is to be continued, the Interest Period with respect thereto. No LIBOR Loan shall be converted at any time other than at the end of the Interest Period applicable thereto, except in accordance with Section 2.9 hereof. Conversion notices shall be in the form attached as Exhibit 2.4.1(b) hereto.

                          2.4.3 Loans Advanced Pursuant to Cash Management Accounts. Borrowers may have in effect from time to time separate agreements with Lender or its affiliates establishing cash management procedures ("Account Agreements") that may involve the automatic disbursement of amounts available under the Revolving/Term Loan. If Lender or its Affiliates serve as depository institutions under Account Agreements, they may use standardized forms for Account Agreements that do not address the specific circumstances of the Revolving/Term Loan. To resolve potential inconsistencies between this Agreement and Account Agreements, the terms of this Agreement and of Account Agreements shall relate to one another as follows:

                                    2.4.3(a)     Funding and Payment Procedures
                          Controlled by Account Agreements. The Account Agreements shall control this Agreement as to (i)
                          Section 2.4.1 hereof regarding funding procedures, and (ii) Interest Payment Dates, to the extent that an Account Agreement may provide for such payment more frequently than otherwise required under this Agreement.

                                    2.4.3(b)     Certain Provisions Controlled
                          by this Agreement. Notwithstanding any provision of an Account Agreement to the contrary, except as provided above in Section 2.4.3(a) hereof, the provisions of this Agreement shall control any Account Agreement to the extent that an Account Agreement may be inconsistent with this Agreement.

                                    2.4.3(c)     Continuing Warranty Under
                          Account Agreements. Because Account Agreements may provide for the making of Loans without formal draw requests from Borrowers, Borrowers agree that Borrowers' warranty under Section 2.4.5 hereof as to the satisfaction of all conditions to the right to receive Loans shall be a continuing one during any period that an Account Agreement may be in effect. Therefore, any Loans funded by Lender pursuant to an Account Agreement after the failure of a condition stated in Article IV hereof shall be deemed made upon the affirmative misrepresentation of Borrowers unless Lender has received written notice of and waived the failed condition in writing.

                                    2.4.3(d)     Prime Rate Loans. All Loans
                          made as advances pursuant to Account Agreements shall be Prime Rate Loans and, notwithstanding any other provision of this Agreement, may be advanced in any amount permitted under the applicable Account Agreement.

                          2.4.4 Absence of Election. If Borrowers fail to give Lender notice to continue any LIBOR Loan for a subsequent period, such LIBOR Loan (unless repaid) shall automatically be converted into a Prime Rate Loan. If Borrowers fail to specify in any Borrowing Notice the type of borrowing or, in the case of a LIBOR Loan, the applicable Interest Period, Borrowers will be deemed to have requested a Prime Rate Loan.

                          2.4.5 Implied Representations Upon Request for Loan. Upon making any request for any Loan, Borrowers shall be deemed to have warranted to Lender that all conditions to funding set forth in Section 4.2 hereof are satisfied.

                          2.4.6 Advance Not Waiver. Lender's making of any Loan that it is not obligated to make under any provision of
                 Article IV hereof or any other provision hereof shall not be construed as a waiver of Lender's right to withhold future Loans, declare an Event of Default, or otherwise demand strict compliance with this Agreement.

                          2.4.7 Draws by Debit Memorandum. Lender may draw amounts available under the Revolving/Term Loan to pay any Obligation that is not otherwise timely paid.

                 2.5 Letters of Credit. Upon reasonable advance request from Borrowers, which request Lender may require to be in writing, Lender shall issue Letters of Credit prior to the Conversion Date for the account of Borrowers up to the aggregate amount permitted and available for working capital as stated above in this Agreement. The stated and undrawn amount of all Letters of Credit shall be treated as though they were draws under the Revolving/Term Loan for the purpose of determining the available borrowing capacity thereunder and in calculating the commitment fee based on unused borrowing capacity as set forth in Section 2.14 hereof. All draws under Letters of Credit shall be funded through draws against the availability under the Revolving/Term Loan reserved therefor upon the issuance of such Letters of Credit. The fee for Letters of Credit shall be equal to the Applicable LIBO Rate Margin (calculated on a 360-day basis) for the periods during which they are outstanding, which rate shall be applied to the outstanding principal amount of each Letter of Credit as of the date of calculation of the fee and shall be payable (i) upon issuance, for the term thereof, up to one (1) year, and (ii) thereafter as to Letters of Credit with a term of greater than one (1) year, similarly determined and payable annually in advance on the anniversary of the date of issuance of the relevant Letter of Credit. Lender's charges for amendments and other administrative actions shall be determined by Lender's usual rates in effect from time to time. All documentation of Letters of Credit and of the reimbursement obligations of Borrowers with respect thereto (the "Letter of Credit Documentation") shall be in form and substance acceptable to Lender, in its reasonable discretion, and in accordance with its usual procedures applicable to letters of credit from time to time; provided, however, (i) any provision of this Agreement that conflicts with such Letter of Credit Documentation shall control over the Letter of Credit Documentation, and
(ii) the Default Rate shall apply to any Letter of Credit fees payable after and during the continuation of an Event of Default. No Letter of Credit may have an expiration date later than the Maturity Date.

                 2.6 Interest. Interest shall be charged and paid on each Loan as follows:

                          2.6.1 Prime Rate Loans. Interest shall accrue on each Prime Rate Loan at an annual rate equal to the Prime Rate plus the Applicable Prime Rate Margin, said rate to change contemporaneously with any change in the Prime Rate.

                          2.6.2 LIBOR Loans. Interest shall accrue on each LIBOR Loan at a rate equal to the LIBO Rate for the selected Interest Period plus the Applicable LIBO Rate Margin.

                          2.6.3 Additional Interest on LIBOR Loans. In addition to the interest described above, Borrowers shall pay to Lender, if and so long as Lender shall be required under regulations of the Board of Governors of the Federal Reserve

                 System to maintain reserves with respect to liabilities or assets consisting of or including LIBOR Liabilities, additional interest on the unpaid principal amount of each LIBOR Loan, from the date of such advance until said principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period from (ii) the rate obtained by dividing the LIBO Rate by a percentage equal to 100% minus the LIBO Rate Reserve Percentage for such Interest Period. This additional interest shall be payable on each date on which interest is payable. The amount of additional interest shall be determined by Lender, who shall notify Borrowers thereof within one hundred eighty (180) days of the incurrence of such additional costs and whose determination shall be conclusive, absent manifest error.

                          2.6.4 Calculation of Interest. Interest for both Prime Rate Loans and LIBOR Loans shall be computed on the basis of a 360-day year counting the actual number of days elapsed.

                          2.6.5     Default Rate. Notwithstanding the
                 foregoing, upon the occurrence of an Event of Default and during the continuation of such Event of Default until it is cured or waived, interest shall be charged at the Default Rate, regardless of whether Lender has elected to exercise any other remedies available to Lender, including, without limitation, acceleration of the maturity of the outstanding principal of the Revolving/Term Loan. All such interest shall be paid at the time on demand.

                          2.6.6 Payment of Interest. Interest for Prime Rate Loans and LIBOR Loans shall be due and payable in arrears without notice on each Interest Payment Date.

                          2.6.7     Usury Savings Provision. It is the
                 intention of the parties that all charges under or in connection with this Agreement and the Obligations, however denominated, and including (without limitation) all interest, commitment fees, late charges and loan charges, be limited to the Maximum Lawful Amount. Such charges hereunder shall be characterized and all provisions of the Loan Documents shall be construed as to uphold the validity of charges provided for therein to the fullest possible extent. Additionally, all charges hereunder shall be spread over the full permitted term of the Obligations for the purpose of determining the effective rate thereof to the fullest possible extent, without regard to prepayment of or the right to prepay the Obligations. If for any reason whatsoever, however, any charges paid or contracted to be paid in respect of the Obligations shall exceed the Maximum

                 Lawful Amount, then, ipso facto, the obligation to pay such interest and/or other charges shall be reduced to the Maximum Lawful Amount in effect from time to time, and any amounts collected by Lender that exceed the Maximum Lawful Amount shall be applied to the reduction of the principal balance of the Obligations and/or refunded to Borrowers so that at no time shall the interest or loan charges paid or payable in respect of the Obligations exceed the Maximum Lawful Amount. This provision shall control every other provision herein and in any and all other agreements and instruments now existing or hereafter arising between Borrowers and Lender with respect to the Obligations.

                 2.7 Alternate Rate of Interest if LIBOR Unavailable. In the event, and on each occasion, that on the date of commencement of any Interest Period for a LIBOR Loan, Lender shall have determined (i) that dollar deposits in the amount of the requested principal amount of such LIBOR Loan are not generally available in the London Interbank Market; (ii) that the rate at which such dollar deposits are being offered will not adequately and fairly reflect the cost to Lender of making or maintaining such LIBOR Loan during such Interest Period; or (iii) that reasonable means do not exist for ascertaining the LIBO Rate, Lender shall, as soon as practicable thereafter, give written or telephonic notice of such determination to Borrower. In the event of any such determination, any request by Borrowers for a LIBOR Loan under this Agreement shall, until the circumstances giving rise to such notice no longer exist, be deemed to be a request for a Prime Rate Loan. Each determination by Lender hereunder shall be conclusive absent manifest error.

                 2.8      Change in Circumstances.

                          2.8.1 Imposition of Requirements. Notwithstanding any other provision herein, if after the date of this Agreement any change in applicable Laws or in the interpretation or administration thereof by any governmental authority charged with the interpretation or administration thereof (whether or not having the force of Law) shall change the basis of taxation of payments to Lender under any LIBOR Loan made by Lender or any other fees or amounts payable hereunder (other than taxes imposed on the overall net income of Lender by the country in which Lender is located, or by the jurisdiction in which Lender has its principal office, or by any political subdivision or taxing authority therein), or shall impose, modify or deem applicable any reserve requirement, special deposit, insurance charge (including FDIC insurance on LIBOR Liabilities) or similar requirement against assets of, deposits with or for the account of, or credit extended by, Lender or shall impose on Lender or the London Interbank Market any other condition affecting this Agreement or LIBOR Loans made by Lender, and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining its LIBOR Loan or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or otherwise) in respect thereof by an amount deemed by Lender to be material, then Borrowers will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs of reduction.

                          2.8.2     Other Changes. If either (i) the
                 introduction of, or any change in, or in the interpretation of, any United States or foreign Law; or (ii) compliance with any directive, guidelines or request from any central bank or other United States or foreign governmental authority (whether or not having the force of law) promulgated or made after the date hereof, affects or would affect the amount of capital required or expected to be maintained by Lender (or any lending office of Lender) or any corporation directly or indirectly owning or controlling Lender (or any lending office of Lender) based upon the existence of this Agreement, and Lender shall have determined that such introduction, change or compliance has or would have the effect of reducing the rate of return on Lender's capital or on the capital of such owning or controlling corporation as a consequence of its obligations hereunder (including its commitment) to a level below that which Lender or such owning or controlling corporation could have achieved but for such introduction, change or compliance (after taking into account that Lender's policies or the policies of such owning or controlling corporation, as the case may be, regarding capital adequacy) by an amount deemed by Lender (in its sole discretion) to be material, then, from time to time, Borrowers shall pay to Lender such additional amount or amounts as will compensate Lender for such reduction attributable to making, funding and maintaining its commitment and Loans hereunder.

                          2.8.3 Computation of Amounts. A certificate of Lender setting forth the basis and method of computation of such amount or amounts specified in Sections 2.8.1 and 2.8.2 hereof as shall be necessary to compensate Lender (or its participating banks) as specified above, as the case may be, shall be delivered to Borrowers and shall be conclusive absent manifest error; provided however, that Borrowers shall be responsible for compliance herewith and the payment of increased costs only to the extent that (i) any change in Laws giving rise to increased costs occurs after the date of this Agreement; and (ii) Lender gives notice of the change giving rise to increased costs within one hundred eighty (180) Business Days after Lender has, or with reasonable diligence should have had, knowledge of the change, or else Lender can only collect costs from and after the date of the notice. Subject to the foregoing, Borrowers shall pay the affected Lender the amount shown as due on any such certificate within ten (10) Business Days after its receipt of such certificate.

                          2.8.4      No Duty to Contest. The protection of this
                 Section 2.8 shall be available to Lender regardless of any possible contention of invalidity or inapplicability of the Law or condition that shall have been imposed. Should Lender assess any charge to Borrowers under this Section 2.8, and provided that Borrowers pay the assessment to Lender, Borrowers may thereafter undertake, at Borrowers own expense, any contest of the matters giving rise to the charge that may, in the opinion of Borrowers independent counsel issued to Lender, and concurred in by counsel to Lender, have a reasonable chance of success, provided further that the contest would not require the assertion of any position contrary to a position taken by Lender generally with taxing authorities or any other involved parties and that there does not exist any other circumstance that would disadvantage Lender in the event of such contest, as Lender may determine in its discretion. Lender shall offer reasonable participation to Borrowers for the purpose of enabling Borrowers to pursue the contest of such issue, with all expenses, including fees and expenses of Lender's counsel, to be paid by Borrowers.

                 2.9 Change in Legality of LIBOR Loans. Notwithstanding anything to the contrary herein contained, if any change in any Law or in interpretation thereof by any governmental authority charged with the administration or interpretation thereof shall make it unlawful for Lender to make or maintain any LIBOR Loan or to give effect to its obligations as contemplated hereby, then, by written notice to Borrowers, Lender may (i) declare that LIBOR Loans will not thereafter be made by Lender hereunder, whereupon Borrowers shall be prohibited from requesting LIBOR Loans from Lender hereunder unless such declaration is subsequently withdrawn; and (ii) require that all outstanding LIBOR Loans made by it be converted to Prime Rate Loans, in which event (a) all such LIBOR Loans shall be automatically converted to Prime Rate Loans (but without imposition of any additional charge that would normally become due under Section 2.11 hereof) as of the effective date of such notice, and (b) all payments and prepayments of principal that would otherwise have been applied to repay the converted LIBOR Loans shall instead be applied to repay the Prime Rate Loans resulting from the conversion of such LIBOR Loans. For purposes of this Section 2.9, a notice to Borrowers by Lender pursuant to (a) above shall be effective, if lawful, on the last day of the then current Interest Period; in all other cases, such notice shall be effective on the date of receipt by Borrowers.

                 2.10 Principal Repayment. Principal payments under the Revolving/Term Loan shall become due immediately and without notice at such time that the outstanding principal balance of the Revolving/Term Loan may exceed the Borrowing Base, in an amount sufficient to reduce the outstanding principal balance to an amount no greater than the Borrowing Base. Following the Conversion Date, principal payments on the Revolving/Term Loan shall further become due on the first day of each April, July, October and January in the amount of 1/28th of the principal balance of the Revolving/Term Loan as of the Conversion Date. All remaining principal outstanding under the Revolving/Term Loan shall become due on the Maturity Date or the earlier acceleration of the Revolving/Term Loan in accordance with the terms of this Agreement.

                 2.11     Prepayment of LIBOR Loans.

                          2.11.1 Notice of LIBOR Loan Prepayment. Borrowers may, upon two (2) Banking Days' prior written notice to Lender, and upon payment of all applicable premiums set forth in Section 2.11.3 hereof, prepay any outstanding LIBOR Loans prior to any Interest Payment Date for such LIBOR Loans, in whole or in part. Each notice of prepayment of any LIBOR Loan shall specify the date and amount of such prepayment and the type of Loan to which it relates and shall be irrevocable.

                          2.11.2 Amount of LIBOR Loan Prepayment. Each partial prepayment of any LIBOR Loan shall be in an aggregate principal amount which is the lesser of (i) the then outstanding principal balance of the one or more LIBOR Loans to be prepaid, or (ii) Five Hundred Thousand and No/100 Dollars ($500,000.00) or an integral multiple thereof. Interest on the amount prepaid accrued to the prepayment date shall be paid on such date.

                          2.11.3 LIBOR Loan Prepayment Premium. Upon prepayment of any LIBOR Loan on a date other than the relevant Interest Payment Date for such borrowing, Borrowers shall pay to Lender for the account of Lender, in addition to all other payments then due and owing Lender, premiums which shall be equal to an amount, if any, reasonably determined by Lender's Funds Management Area to be the difference between the rate of interest then applicable to the relevant LIBOR Loan and the yield Lender receives upon reinvestment of so much of the relevant LIBOR Loans as is prepaid for the remainder of the term of the relevant LIBOR Loan or Loans. Anything in this
                 Section 2.11.3 to the contrary notwithstanding, the premiums payable upon any such prepayment shall not exceed the amount, if any, reasonably determined by Lender to be the difference between the rate of interest then applicable to the relevant LIBOR Loan and the yield that Lender could receive upon reinvestment in the "Floor Reinvestment" of so much of the relevant LIBOR Loan as is prepaid for the remainder of the term of the relevant LIBOR Loan. For purposes hereof, "Floor Reinvestment" shall mean an investment for the time period from the date of such prepayment to the end of the relevant Interest Period applicable to such LIBOR Loan at an interest rate per annum equal to the federal funds "offered" rate as published in the Wall Street Journal on the date of such prepayment. All determinations, estimates, assumptions, allocations and the like required for the determination of such premiums shall be made by Lender in good faith and shall be presumed correct absent manifest error.

                 2.12 Prepayment of Prime Rate Loans. Borrowers may at any time prepay any outstanding Prime Rate Loans prior to the Conversion Date in whole or in part without premium or penalty.

                 2.13 Initial Commitment Fee. Borrowers shall pay a commitment fee to Lender in the amount of Seventy Thousand and No/100 Dollars ($70,000.00) upon the execution of this Agreement. This amount is in addition to the like amount of commitment fee paid upon acceptance of Lender's commitment letter issued February 16, 1996. These commitment fees are not refundable or proratable; provided, however, should the Revolving/Term Loan not close due to a material and unresolved adverse difference in the terms of the Revolving/Term Loan as presented in the proposed final Loan Documents when compared to the terms of Lender's commitment letter, then this additional fee shall not become due and the initial fee shall be refunded less all out-of-pocket expenses incurred by Lender including, but not limited to, the fees and expenses of Lender's attorneys and expenses of due diligence by Lender.

                 2.14 Periodic Commitment Fee Based on Use of Facility. Borrowers shall pay an additional commitment fee for the unused portion of the Revolving/Term Loan until the Conversion Date. This fee shall be determined by applying the Applicable Commitment Fee to the average daily unused balance of the Revolving/Term Loan. The commitment fee shall be paid in arrears on each Interest Payment Date applicable to Prime Rate Loans. This commitment fee is not refundable or proratable.

                         III. RELATIONSHIP OF BORROWERS

                 3.1 Joint and Several Liability. Borrowers are interdependent for their operational and financial needs, and they and Lender intend that each Borrower be jointly and severally liable for each monetary obligation, warranty and covenant obligation arising under this Agreement. The delivery of funds to any Borrower under this Agreement shall constitute valuable consideration and reasonably equivalent value to all Borrowers for the purpose of binding them and their assets on a joint and several basis for the Obligations hereunder. Lender may enforce this Agreement against any Borrower without first making demand upon or instituting collection proceedings against any other Borrower.

                 3.2 Funding Requests and Administration. Any Borrower may request or receive Loans or otherwise act on behalf of all Borrowers for the purpose of giving and receiving notices and otherwise acting in the administration of this Agreement. Any dealing of any Borrower with Lender under this Agreement shall be deemed for the benefit of, and on behalf of, all Borrowers.

                 3.3 Unconditional Obligation. The unconditional liability of each Borrower for the entire Obligations shall not be impaired by any event whatsoever, including, but not limited to, the merger, consolidation, dissolution, cessation of business or liquidation of any Borrower; the financial decline or bankruptcy of any Borrower; the failure of any other party to guarantee the Obligations or to provide collateral therefor; Lender's compromise or settlement with or without release of any Borrower; Lender's release of any Collateral for the Obligations, with or without notice to Borrowers; Lender's failure to file suit against any Borrower (regardless of whether Borrower is becoming insolvent, is believed to be about to leave the state or jurisdiction or any other circumstance); Lender's failure to give any Borrower notice of default; the unenforceability of the Obligations against any Borrower due to bankruptcy discharge, counterclaim or for any other reason; Lender's acceleration of the Obligations at any time; the extension, modification or renewal of the Obligations; Lender's failure to undertake or exercise diligence in collection efforts against any party or property; the termination of any relationship of any Borrower with any other Borrower, including, but not limited to, any relationship of commerce or ownership; any Borrower's change of name or use of any name other than the name used to identify such Borrower in this Agreement; or any Borrower's use of the credit extended for any purpose whatsoever.

                 3.4 Contribution and Subrogation. Borrowers' respective rights of contribution and any other such rights among themselves are not impaired by this Agreement, except that each Borrower agrees not to seek payment directly or indirectly from another Borrower through a claim of indemnity, contribution, or otherwise with respect to the Obligations, until the Obligations have been repaid in full.

                 3.5 Savings Provision. Should the liability of any Borrower hereunder for the entire amount of the Obligations be subject to avoidance or limitation, notwithstanding the contrary agreement and intention of the parties hereto, under any state or federal fraudulent conveyance law or other similar law that may be determined to be applicable, then the liability of such Borrower shall be limited to the maximum amount for which the Borrower may be liable without legal impairment.

                            IV. CONDITIONS PRECEDENT

                 4.1 Conditions to Initial Advance. Lender shall not be obligated to make its initial Loan pursuant to this Agreement unless and until Borrowers satisfy the following conditions:

                          4.1.1 Loan Documents. Borrowers shall have delivered to Lender the following documents, fully executed and in form and substance acceptable to Lender:

                                    4.1.1(a)     Loan Agreement. This
                 Agreement.

                                    4.1.1(b)     Revolving/Term Note.
                 Revolving/Term Note made by Borrowers payable to the order of Lender in the maximum principal amount of Thirty-Five Million and No/100 Dollars ($35,000,000.00).

                                    4.1.1(c)     Pledge of Stock of
                          Subsidiaries. Stock Pledge Agreement, Irrevocable Proxies and Blank Stock Powers evidencing a first priority perfected security interest in all of the stock of Borrowers (other than RCG) and all dividends, dividends and other property related thereto, together with the original certificates evidencing the pledged stock.

                                    4.1.1(d)     Charters. Certified Copies of
                          each Borrower's corporate charter and all amendments thereto, issued by the Secretaries of State for their states of domicile.

                                    4.1.1(e)     Bylaws. Certified Copies of
                          each Borrower's Bylaws.

                                    4.1.1(f)     Certificates of Good Standing.
                          Certificates of each Borrower's good standing or existence, as applicable, issued by the Secretaries of State for the states of their domicile.

                                    4.1.1(g)     Foreign Qualification.
                          Certificates of Qualification issued by the Secretaries of State for each state in which any Borrower is required to qualify as a foreign corporation.

                                    4.1.1(h)     Resolutions. Certified Copies
                          of Resolutions authorizing the execution of all applicable Loan Documents on behalf of all Borrowers.

                                    4.1.1(i)     Opinions of Borrowers'
                          Counsel. Opinions of counsel to Borrowers addressed to Lender, addressing matters reasonably required by Lender and its counsel.

                                    4.1.1(j)     UCC Searches. UCC search
                          reports on Borrowers from such jurisdictions and filing offices as Lender may require.

                                    4.1.1(k)     Closing Statement. Loan
                          Closing Statement authorizing the payment of expenses due in connection with the closing of the Revolving/Term Loan.

                                    4.1.1(l)     Other Documents. Such other
                          documents as Lender may reasonably require.

                          4.1.2 Additional Conditions. Borrowers shall have satisfied the following additional conditions, to Lender's satisfaction:

                                    4.1.2(a)     Warranties. All warranties
                          made in the Loan Documents must be true in all material respects and shall be true taking into account the funding of the requested Loan.

                                    4.1.2(b)     Covenants. All covenants made
                          in the Loan Documents must have been complied with and shall have been complied with taking into account the funding of the requested Loan.

                                    4.1.2(c)     Absence of Unmatured Default.
                          No Event of Default or Unmatured Default shall exist under this Agreement.

                                    4.1.2(d)      No Adverse Change. There must
                          be no Material Adverse Change since the date of the Financial Statements.

                                    4.1.2(e)      Cash on Hand. Borrowers must
                          provide evidence satisfactory to Lender that Borrowers had unrestricted cash on hand after settlement of RCG's initial public offering in an amount exceeding by at least Twenty-five Million and No/100 Dollars ($25,000,000.00) the amount of Total Funded Debt then outstanding.

                                    4.1.2(f)      Financial Information.
                          Borrowers must have delivered to Lender additional financial information on the Founding Companies, including, but not limited to, audited balance sheets and profit and loss statements for the past three (3) years and the most recent interim financial statements.

                 4.2 Conditions to Subsequent Loans. Lender shall not be obligated to make any Loan unless all of the following conditions are satisfied as of the time of the request and of funding:

                          4.2.1 Conditions to Initial Advance. All of the conditions in Section 4.1 hereof must have been satisfied.

                          4.2.2 Warranties. All warranties made in the Loan Documents must be true in all material respects and shall be true taking into account the funding of the requested Loan.

                          4.2.3 Covenants. All covenants made in the Loan Documents must have been complied and shall have been complied with taking into account the funding of the requested Loan.

                          4.2.4 Absence of Unmatured Default. No Event of Default or Unmatured Default shall exist under this Agreement.

                          4.2.5 Material Adverse Change. There shall not have occurred a Material Adverse Change.

                       V. REPRESENTATIONS AND WARRANTIES

                 Borrowers represent and warrant to Lender that (as used below in this Article V, "Borrowers" means Borrowers as defined in Article I hereof, together with all Majority-Owned Nonparticipating Subsidiaries):

                 5.1 Capacity. All Borrowers are corporations or other entities permitted under this Agreement, duly organized, validly existing and in good standing under the laws of the states of their domicile. Each Borrower is qualified or authorized to do business in all jurisdictions in which its ownership of property or conduct of business requires such qualification or authorization. Each Borrower has the power and authority to own its Properties and to carry on its business as now being conducted and as proposed to be conducted after the execution hereof, to execute and deliver this Agreement and the other Loan Documents, and to perform its obligations hereunder and under the other Loan Documents.

                 5.2 Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrowers executing such documents has been duly authorized by all requisite action.

                 5.3 Binding Obligations. This Agreement is and the other Loan Documents, when executed and delivered to Lender, will be, legal, valid and binding upon the respective Borrowers who are parties thereto, enforceable in accordance with their respective terms, subject only to principles of equity and laws applicable to creditors generally, including bankruptcy laws.

                 5.4 No Conflicting Law or Agreement. The execution, delivery and performance of this Agreement and the other Loan Documents by any Borrower do not constitute a breach of or default under, and will not violate or conflict with, any provisions of the corporate charter or other constituent documents of any Borrower; any contract, financing agreement, lease, or other agreement to which any Borrower is a party or by which its Properties may be affected, the violation of which could have a Material Adverse Effect; or any Law to which any Borrower is subject or by which its Properties may be affected, the violation of which could have a Material Adverse Effect; nor will the same result in the creation or imposition of any Encumbrance upon any Properties of any Borrower, other than those contemplated by the Loan Documents.

                 5.5 No Consent Required. The execution, delivery, and performance of this Agreement and the other Loan Documents by Borrowers do not require the consent or approval of or the giving of notice to any Person except for those consents which have been duly obtained and are in full force and effect on the date hereof and others, if any, which by their omission could not result in a Material Adverse Effect.

                 5.6 Financial Statements. The Financial Statements are complete and correct, have been prepared in accordance with GAAP, and present fairly the financial condition and results of operations of each Borrower as of the date and for the period stated therein, subject to year-end adjustments. No Material Adverse Change has occurred since the date of the Financial Statements. Borrowers acknowledge that Lender shall advance the Revolving/Term Loan in reliance upon the Financial Statements.

                 5.7 Fiscal Year. Each Borrower's fiscal year ends on December 31 of each year.

                 5.8 Litigation. There is no litigation, arbitration, legal or administrative proceeding, tax audit, investigation, or other action or proceeding of any nature pending against any Borrower or any of its Properties, and there is no litigation, arbitration, legal or administrative proceeding, tax audit, investigation, or other action or proceeding of any nature threatened in writing against a Borrower which, if adversely determined, could have a Material Adverse Effect. As of the date of this Agreement, no Borrower is subject to any outstanding court, arbitral or administrative order, writ or injunction. To the best of Borrowers' knowledge, information and belief, no facts exist under which third parties have unasserted claims against any Borrower which, if adversely determined, could have a Material Adverse Effect.

                 5.9 Taxes; Governmental Charges. Each Borrower has filed or caused to be filed all tax returns and reports required to be filed. Each Borrower has paid, or made adequate provision for the payment of, all Taxes that have or may have become due pursuant to such returns or otherwise, or pursuant to any assessment received by it, except such Taxes, if any, as are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided. Each Borrower knows of no proposed material tax assessment against it. No extension of time for the assessment of federal, state or local taxes of any Borrower is in effect or has been requested, except as disclosed in the Financial Statements. Each Borrower has timely made all required remittances of withholding deposits and other assessments against payroll expenditures.

                 5.10 Title to Properties. Each Borrower has good and marketable title to its Properties, free and clear of all Encumbrances except for Permitted Encumbrances.

                 5.11 No Default. No Borrower is in default in any respect that affects its business, Properties, operations, or condition, financial or otherwise, under any indenture, mortgage, deed of trust, obligation to equity holders, credit agreement, note, agreement, lease, sale agreement or other instrument to which any Borrower is a party or by which its Properties are bound, the violation of which could have a Material Adverse Effect. To the best of Borrowers' knowledge, information and belief, no other party to any contract with any Borrower under which a default by the other party could have a Material Adverse Effect is in default or breach thereof and no circumstances exist which, with the giving of notice and/or the passing of time would constitute such default or breach. No Event of Default or Unmatured Default exists under this Agreement.

                 5.12 Casualties; Taking of Properties. Neither the business nor the Property of any Borrower is presently impaired as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of property, cancellation of contracts, permits, concessions by any domestic or foreign government or any agency thereof, riot, activities of armed forces or acts of God or of any public enemy, in any case as could have a Material Adverse Effect.

                 5.13 Compliance with Laws. No Borrower is in violation of any Law to which it, its business or any of its Properties are subject, the violation of which would likely have a Material Adverse Effect, and there are no outstanding citations, notices or orders of noncompliance issued to any Borrower under any such Law, the violation of which would likely have a Material Adverse Effect. Each Borrower has obtained all licenses, permits, franchises, or other governmental authorizations necessary to the ownership of its Properties or to the conduct of its business, except for those which, if not obtained, could not have a Material Adverse Effect.

                 5.14 Compliance with Fraud and Abuse Laws. Without limiting any other provision of this Agreement, no Borrower and, to the best of Borrower's knowledge, information and belief, no Provider is in violation of any Fraud and Abuse Law, the violation of which could have a Material Adverse Effect.

                 5.15 ERISA. No ERISA Event has occurred with respect to any Plan or is reasonably expected to occur with respect to any Plan.

                 5.16 Full Disclosure of Material Facts. Borrowers have fully advised Lender in writing of all matters involving the financial condition, business, operations and Properties that would be reasonably expected to have a Material Adverse Effect, such matters being listed in
Schedule 5.16 hereto. No information, exhibit, or report furnished or to be furnished by Borrowers to Lender in connection with this Agreement contains, as of the date thereof, any misrepresentation of fact or failed or will fail to state any material fact, the omission of which would render the statements therein materially false or misleading.

                 5.17 Investment Company Act. No Borrower is an "investment company" under the Investment Company Act of 1940, as amended.

                 5.18 Personal Holding Company. No Borrower is a "personal holding company" as defined in Section 542 of the IRC.

                 5.19 Solvency. Each Borrower is Solvent as of the Closing Date and will remain Solvent upon the consummation of the transactions contemplated hereby.

                 5.20 Chief Executive Office. The address designated herein to which notices are to be sent under this Agreement is Borrowers' chief executive office within the meaning of Tennessee Code Annotated Section 47-9-103(3)(d).

                 5.21 Corporate Structure. The corporate structure of all Borrowers is set forth on Schedule 5.21 hereto.

                 5.22 Ownership of Patents, Licenses, Etc. Borrowers own all licenses, permits, franchises, registrations, patents, copyrights, trademarks, trade names or service marks, or the rights to use the foregoing, that are necessary for the continued operation of their business except for such licenses, etc., which, if not held or owned, would not have a Material Adverse Effect.

                 5.23 Environmental Compliance. Each Borrower has duly complied with, and their Properties are owned and operated in compliance with, all Environmental Laws, the violation of which could have a Material Adverse Effect. There have been no citations, notices or orders of non-compliance issued to any Borrower or, to Borrowers' knowledge, relating to their business or Properties pursuant to any Environmental Law. Each Borrower has obtained all required federal, state and local licenses, certificates or permits relating to them and their Properties as required by applicable Environmental Laws.

                 5.24 Labor Matters. No Borrower is subject to any collective bargaining agreements or any decrees or orders requiring them to recognize, deal with or employ any Person. No demand for collective bargaining has been asserted against any Borrower by any union or organization. No Borrower has experienced any strike, labor dispute, slowdown or work stoppage due to labor dispute and, to the best knowledge of Borrower, there is no such strike, dispute, slowdown or work stoppage threatened against any Borrower. All Borrowers are in compliance in all material respects with the Fair Labor Standards Act of 1938, as amended.

                 5.25 OSHA Compliance. All Borrowers are in compliance in all material respects with the Federal Occupational Safety and Health Act, as amended, and all regulations under the foregoing.

                 5.26 Regulation U. No Borrower is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System). No proceeds of any Loan will be used to purchase or carry any margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) in violation of applicable law, including, without limitation, Regulation U issued by the Board of Governors of the Federal Reserve System.

                 5.27 Affiliate Transactions. No Borrower is a party to any transaction, contract or agreement with any Affiliate, except for Service Agreements, lease agreements and other agreements among Borrowers and those other agreements described in the Prospectus.

                           VI. AFFIRMATIVE COVENANTS

                 Borrowers covenant that, during the term of this Agreement (and thereafter where expressly stated herein), Borrowers shall observe and comply with covenants set forth below and, in addition, shall further cause all Majority-Owned Nonparticipating Subsidiaries to observe and comply with Sections 6.2, 6.4, 6.5.6, 6.6, 6.7, 6.8, 6.9, 6.10, 6.13, 6.14, 6.15, 6.16,
6.17, 6.18 and 6.23.1 set forth below to the same extent as though the Majority-Owned Nonparticipating Subsidiaries were also Borrowers hereunder:

                 6.1 Payment of Obligations. Borrowers shall pay all amounts owed under the Obligations when due.

                 6.2 Maintenance of Existence and Business. Except for transactions permitted under this Agreement, each Borrower shall maintain its fundamental legal existence, rights, and franchises, and shall maintain its qualification and good standing in all states in which such qualification is necessary, and shall continue to operate in the same type of business as such Borrower engages in as of the date hereof.

                 6.3 Financial Statements and Reports. Borrowers shall furnish to Lender or cause Lender to receive all of the following, all of which must be in form and substance satisfactory to Lender:

                          6.3.1 Quarterly Financial Reports. As soon as available, and in any event by the forty- fifth (45th) day of each fiscal quarter (except that no quarterly financial statements need to be delivered for the fiscal quarter ending December 31), Borrowers shall deliver to Lender a balance sheet, income statement and statement of cash flows of Borrowers for and as of the end of the preceding fiscal quarter, all prepared by Borrowers on a consolidated basis and certified by RCG's President or Chief Financial Officer to be complete and correct and to present fairly, in accordance with GAAP (excluding year-end adjustments and required footnote disclosures), the financial condition of Borrowers as of the date of such statements and the results of its operations for such period. Subsidiary-level consolidating income statements and balance sheets, similarly certified, shall also be provided with the other quarterly financial reports. The quarterly financial information shall include calculations showing compliance or non-compliance with all financial ratios.

                          6.3.2 Annual Financial Reports. As soon as available, and in any event no later than May 1 following the end of each fiscal year, Borrowers shall deliver to Lender audited balance sheets of Borrowers as of the end of such year and the related audited statements of income, retained earnings and cash flows for such year, together with supporting schedules and management letters or similar communications from the accountants (as such schedules, letters and other communications become available), all such statements prepared in accordance with GAAP on a consolidated and consolidating basis and accompanied by an unqualified audit report prepared by an independent certified public accountant acceptable to Lender (such firm must be one of the "big 6" accounting firms) showing the financial condition of Borrowers at the close of such year and the results of its operations during such year. The annual financial information shall include calculations of all financial ratios as determined based upon the audited financial statements.

                          6.3.3 Compliance and Borrowing Base Certificates. Concurrently with the delivery of quarterly and annual financial reports, Borrowers shall deliver to Lender the certificate of RCG's President or Chief Financial Officer in form and substance acceptable to Lender stating that there are no Events of Default or Unmatured Defaults then outstanding under the Loan Documents and including a current calculation of the Borrowing Base.

                          6.3.4 Other Information. Borrowers shall provide Lender with such additional information regarding the financial condition, properties, operations and prospects of Borrowers as Lender may reasonably require.

                 6.4 Additional Information. Borrowers shall provide such other information respecting the condition or operations, financial or otherwise, of Borrowers as Lender may from time to time reasonably request.

                 6.5      Certain Additional Reporting Requirements.

                          6.5.1 Owner Mailings. Promptly upon the sending thereof, Borrowers shall deliver to Lender a copy of each statement, report or notice sent to their shareholders.

                          6.5.2 SEC Filings. Borrowers shall deliver to Lender copies of all regular, periodic and special reports that any Borrower files with the United States Securities and Exchange Commission or any successor thereto, or any securities exchanges.

                          6.5.3 Change in Accounting Policies. Borrowers shall promptly notify Lender in writing upon any material change in accounting policies or financial reporting practices on the part of any Borrower.

                          6.5.4 Notice to Lender Upon Perceived Breach. Borrowers agree to give Lender prompt written notice of any action or inaction by or on behalf of Lender in connection with this Agreement or the Obligations that Borrowers believe may be actionable against Lender or a defense to payment of any or all Obligations for any reason, including, but not limited to, commission of a tort or violation of any contractual duty or duty implied by law. Borrowers' failure to timely give such a notice shall result in Borrowers' waiver of all damages accruing after the date upon which notice should have been given, to the extent that Lender could have mitigated those damages if it had received such notice.

                          6.5.5 Changes in Constituent Documents. Borrowers shall promptly notify Lender in writing of any change in the corporate charter or bylaws of any Borrower or any other fundamental constituent documents following the encumbrance of the stock or other equity interest thereof in favor of Lender as required under this Agreement, and shall provide Lender with a copy of such change (Borrowers are restricted in the adoption of such amendments as provided elsewhere in the Loan Documents, and nothing contained in this Section shall be deemed a waiver of such restrictions).

                          6.5.6 Notice of Litigation. Borrowers shall give Lender prompt written notice of any litigation, arbitration, tax audit, administrative proceeding or investigation that may hereafter be instituted or threatened in writing in which a Borrower would be a party or which otherwise may affect any Borrower or any of their business, operations or Properties, except for (i) actions seeking only monetary damages in an amount of less than Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), and (ii) matters arising from premises or vehicular liability seeking only monetary damages and which are fully covered by insurance, subject only to any applicable deductible.

                          6.5.7 Other Notices. Borrowers shall promptly notify Lender in writing if any Borrower learns of the occurrence of (i) any event that constitutes an Event of Default or an Unmatured Default, together with a detailed statement of the steps being taken as a result thereof, or
                 (ii) any Material Adverse Change.

                 6.6 Taxes and Other Encumbrances. Each Borrower shall make due and timely payment or deposit of all federal, state and local taxes, assessments or contributions required of it by law, and execute and deliver to Lender, on demand, appropriate certificates attesting to the payment or deposit thereof; provided, however, that Borrowers shall not be required to pay or discharge any such tax, assessment, charge or claim for as long as it is being diligently contested in good faith by proper proceedings and for which appropriate reserves are being maintained.

                 6.7 Payment of Debts. Each Borrower shall pay all of its Debts as and when the same become due in accordance with their terms, except for such Debts being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the books of such Borrower in accordance with GAAP.

                 6.8 Compliance with Laws. Each Borrower shall observe and comply with all Laws (including, but not limited to, Fraud and Abuse Laws), and shall maintain all certificates, franchises, permits, licenses, and authorizations necessary to the conduct of its business or the operation of its Properties, except for such Laws, certificates, etc., which, if violated or not obtained and full penalties were imposed for such violation, could not cause a Material Adverse Effect. Each Borrower shall further use commercially reasonable efforts to assure the compliance by all Providers with all applicable Laws, including, but not limited to, medical licensure and Fraud and Abuse Laws, relating to their providing of professional services, except for those which, if violated and full penalties were imposed for such violation, could not cause a Material Adverse Effect.

                 6.9 Maintenance of Property. All Borrowers shall maintain their Property (and any Property leased by or consigned or held under title retention or conditional sales contracts) in good and workable condition at all times, subject to normal discards and replacements due to functional and useful-life obsolescence, and shall make all repairs, replacements, additions, and improvements to their Property reasonably necessary and proper to ensure that the business carried on in connection with their Property may be conducted properly and efficiently at all times.

                 6.10 Compliance with Contractual Obligations. Each Borrower will perform all of its obligations in respect of all material contracts to which it is a party and will use its best efforts to keep, and to take all action to keep, such contracts in full force and effect and not allow any such contract to lapse or be terminated or any rights to renew such to be forfeited or canceled, if such lapse, etc. could have a Material Adverse Effect; provided, however, that any such contract may lapse or be terminated or such renewal rights may be forfeited or canceled if in the reasonable business judgment of Borrowers it is in their best interests to allow or cause such lapse, termination, forfeiture or cancellation.

                 6.11 Further Assurances. Borrowers shall promptly cure any defects in the creation, issuance, or delivery of the Loan Documents. Borrowers at their expense will execute (or cause to be executed) and deliver to Lender upon request all such other and further documents, agreements, and instruments in compliance with or accomplishment of the covenants and agreements applicable to them in the Loan Documents, or to evidence further and to describe more fully any Collateral intended as security for the Obligations, or to correct any omissions in the Loan Documents, or to state more fully the Obligations and agreements set out in any of the Loan Documents, or to perfect, protect, or preserve any Encumbrances created pursuant to any of the Loan Documents, or to make any recordings, to file any notices, or to obtain any consents, all as may be reasonably necessary or appropriate in connection therewith. Each Borrower appoints Lender as its attorney-in-fact to execute any financing statements or other instruments of perfection with respect to the Collateral.

                 6.12 Security Interest; Setoff. In order to further secure the payment of the Obligations, Borrowers hereby jointly and severally grant to Lender a security interest and right of setoff against all of Borrowers' presently owned or hereafter acquired monies, items, credits, deposits and instruments (including certificates of deposit) presently or hereafter in the possession of Lender. By maintaining any such accounts or other Property with Lender, Borrowers acknowledge that Borrowers voluntarily subject the property to Lender's rights hereunder. Lender may exercise its rights under this Section without prior notice (but with prompt notice following the setoff) following an Event of Default. Borrowers agree that Lender shall not be liable for the dishonor of any instrument resulting from Lender's exercise of its rights under this Section.

                 6.13     Insurance.

                          6.13.1 General Insurance Requirements. In addition to any other specific requirements set forth in this Agreement and in other Loan Documents, Borrowers shall maintain insurance on all insurable Properties now or hereafter owned by them against such risks and to the extent customary in their industry, and shall maintain or cause to be maintained public liability and worker's compensation insurance to the extent customary in the industry.

                          6.13.2 Practice-Related Insurance Requirements. Borrowers shall maintain insurance for claims, however characterized, against them in connection with the provision of medical services by Providers and/or ancillary services provided by them, in an amount of at least One Million and No/100 Dollars ($1,000,000.00) per occurrence. Borrowers shall further cause each Provider to maintain medical malpractice insurance of at least One Million and No/100 Dollars ($1,000,000.00) per occurrence.

                 6.14 Accounts and Records. Borrowers shall maintain current books of record and account, in which full, true, and correct entries will be made of all transactions.

                 6.15 Official Records. Borrowers shall maintain current corporate records, minute books and stock ledgers.

                 6.16 Banking Relationships. Borrowers shall maintain their deposit accounts with Lender or with other FDIC-insured depository institutions.

                 6.17 Right of Inspection. Borrowers shall permit any officer, employee, or agent of Lender to visit and inspect any of the their Property, to examine their books of record and accounts and corporate records, to take copies and extracts from such books of record and accounts, and to discuss the affairs, finances, and accounts of Borrowers with their respective officers, accountants, and auditors, all at such reasonable times and as often as Lender may reasonably desire and upon reasonable advance notice absent an Event of Default. Without limiting Lender's right to obtain equitable relief as to any other appropriate right in this Agreement or in other Loan Documents, Borrowers agree that the rights in this Section may be enforced by affirmative injunction and, to the extent the right to review records may be denied, the right may be enforced by a restraining order prohibiting the interference by Borrowers with Lender's exercise of its rights to review of the records. Absent an Event of Default or Unmatured Default, all expenses of such inspections, etc. shall be paid by Lender, and in the presence thereof, all expenses shall be paid by Borrowers.

                 6.18 ERISA Information and Compliance. Borrowers shall comply with ERISA and all other applicable laws governing any pension or profit sharing plan or arrangement to which they are a party. Borrowers shall (i) promptly upon request, provide

Lender with copies of any annual report required to be filed pursuant to ERISA with respect to any Plan or any other employee benefit plan; (ii) notify Lender upon the occurrence of any ERISA Event or of any additional act or condition arising in connection with any Plan which they believe might constitute grounds for termination thereof by the PBGC or for the appointment of a trustee to administer the Plan; and (iii) furnish to Lender, promptly upon request, such additional information concerning any Plan or any other employee benefit plan as Lender may request.

                 6.19 Indemnity; Expenses. Borrowers jointly and severally agree to indemnify, defend (with counsel selected by Borrowers in matters involving claims of third parties or other claims in which Borrowers are not adverse to Lender, which counsel shall be reasonably satisfactory to Lender, and with counsel selected by Lender in all matters in which Borrowers and Lender are adverse) and hold harmless Lender against any loss, liability, claim or expense, including reasonable attorneys' fees, that Lender may incur in connection with the Loan Documents or the Obligations, except those losses, etc. that may result from Lender's gross negligence or willful misconduct. Without limiting the foregoing, upon demand by Lender, Borrowers will reimburse Lender for the following expenses:

                          6.19.1 Taxes. All taxes that Lender may be required to pay because of the Obligations or because of Lender's interest in any property securing the payment of the Obligations, excepting taxes based upon the net income of Lender.

                          6.19.2 Administration. All "out-of-pocket" costs of the preparation of this Agreement and any other related documents and the administration of the Obligations (except for Lender's usual overhead incurred in the acceptance and processing of payments, the routine review of financial statements, certifications and reports, routine communications with Borrowers, and other ordinary activities of Lender that are not occasioned by an Unmatured Default, Event of Default or by a request of Borrowers to vary the terms of this Agreement); provided, however, the fees and incidental administrative expenses (copies, federal express charges, transcripts, phone charges, etc. but excluding any non-administrative third-party expenses) of Lender's counsel for the closing of the Revolving/Term Loan and usual follow-up (but not including any work incidental to acquisitions other than of the Founding Companies) will be Twenty-Five Thousand and No/100 Dollars ($25,000.00); and provided further, however, should material unforseen events arise, such as unusually protracted negotiations, negotiations with third parties (such as subordinated debt holders) or other unexpected diligence issues, Lender's counsel will timely notify Borrowers and a higher fee may be charged.

                          6.19.3 Protection of Collateral. All costs of preserving, insuring, preparing for sale (whether by improvement, repair or otherwise) or selling any Collateral.

                          6.19.4 Costs of Collection. All court costs and other costs of collecting any of the Obligations.

                          6.19.5 Litigation. All reasonable costs arising from any litigation, investigation, or administrative proceeding (whether or not Lender is a party thereto) that Lender may incur as a result of the Obligations or as a result of Lender's association with any of Borrowers, including, but not limited to, expenses incurred by Lender in connection with a case or proceeding involving any Borrower under any chapter of the Bankruptcy Code or any successor statute thereto.

                          6.19.6 Attorneys' Fees. Reasonable attorneys' fees and expenses incurred in connection with any of the foregoing (subject to the limitation in Section 6.19.12 above in connection with the initial closing).

If Lender pays any of the foregoing expenses, they shall become a part of the Obligations and shall bear interest at the Default Rate. This Section shall remain in full effect regardless of the full payment of the Obligations, the purported termination of this Agreement, the delivery of the executed original of this Agreement to Borrowers, or the content or accuracy of any representation made by Borrowers to Lender; provided, however, Lender may terminate this Section by executing and delivering to Borrowers a written instrument of termination specifically referring to this Section.

                 6.20 Assistance in Litigation. Borrowers covenant to, upon request, cooperatively participate in any proceeding in which Borrowers are not adverse to Lender and which concerns Lender's rights regarding the Obligations or any Collateral.

                 6.21 Name Changes. Borrowers shall give Lender at least thirty (30) days prior written notice before any Borrower changes its name or begins doing business under any trade name.

                 6.22 Estoppel Letters. Borrowers covenant to provide Lender, within ten (10) days after request, an estoppel letter stating (i) the balance of the Obligations, (ii) whether any Borrower has any defenses to payment of the Obligations, and (iii) the nature of any defenses to payment of the Obligations. Such balance as presented for confirmation and the nonexistence of defenses shall be presumed if Borrowers fail to respond to such a request within the required period.

                 6.23     Environmental Matters.

                          6.23.1 Compliance With Environmental Laws. All Borrowers will (i) employ in connection with their operations, appropriate technology and compliance procedures to maintain compliance with all applicable Environmental Laws, (ii) obtain and maintain any and all materials permits or other permits required by applicable Environmental Laws in connection with its operations, and (iii) dispose of all Hazardous Substances only at facilities and with carriers reasonably believed to possess valid permits under any applicable state and local Environmental Laws, in each case where the failure to do so could have a Material Adverse Effect. All Borrowers shall obtain all certificates required by law to be obtained by them from all contractors employed by them in connection with the transport or disposal of any Hazardous Substances.

                          6.23.2 Remedial Work. If any investigation, site monitoring, containment, clean-up, removal, restoration or other remedial work of any kind or nature with respect to any Borrower's Properties is required to be performed by them under any applicable local, state or federal law or regulation, any judicial order, or by any governmental or non-governmental entity or Person because of, or in connection with, the current or future presence, suspected presence, release or suspected release of a Hazardous Substance in or into the air, soil, groundwater, surface water or soil vapor Borrowers shall within 30 days after written demand for performance thereof (or such shorter period of time as may be required under applicable law, regulation, order or agreement) commence and thereafter diligently prosecute to completion, all such remedial work.

                          6.23.3 Indemnification of Lender. Borrowers jointly and severally agree to indemnify, defend (with counsel selected by Borrowers in matters involving claims of third parties or other claims in which Borrowers are not adverse to Lender, which counsel shall be reasonably satisfactory to Lender, and with counsel selected by Lender in all matters in which Borrowers and Lender are adverse) and hold harmless Lender against any loss, liability claim or expense, including attorneys' fees, that Lender may incur as a result of the violation or alleged violation of any Environmental Law by any Borrower or with respect to any other violation of Environmental Laws with respect to any Borrower's activities or Properties. This covenant shall survive the repayment of the Revolving/Term Loan.

                 6.24 Opinions of Counsel. Borrowers agree that Lender may from time to time, but not more frequently than once every calendar year absent an Unmatured Default or an Event of Default, request in writing a copy of the most recent letter of in-house counsel and/or outside healthcare counsel issued to Borrowers' auditors addressing any material loss contingencies as to which such counsel have devoted substantive attention. Copies of such letters shall be delivered to Lender within ten (10) days after request. Additionally, Borrowers shall, within twenty (20) days after written request, respond to such questions that may be raised by Lender from time to time regarding Borrowers' compliance with Fraud and Abuse Laws, and shall engage the assistance of Borrowers' healthcare counsel for the purpose of responding to such questions if Lender so requests.

                 6.25 Grant of Additional Collateral Upon Certain Events. Upon the occurrence and continuation of an Event of Default, Borrowers shall grant or cause to be granted to Lender, at Lender's option, a first priority perfected security interest in all presently owned and hereafter acquired personal property and fixtures of Borrowers, including, but not limited to, all of their accounts, general intangibles, instruments, documents, equipment, inventory, securities, fixtures and other personal property, and all proceeds thereof. All costs of granting and perfecting such security interest, including the fees and expenses of Lender's attorneys and all filing fees and taxes, shall be paid by Borrowers. Additionally, upon the occurrence and continuation of an Event of Default, Borrowers shall grant or cause to be granted to Lender, at Lender's option, a first priority deed of trust or mortgage lien upon all presently owned and hereafter acquired real property of Borrowers, together with such title insurance opinions or other evidence of title acceptable to Lender, phase one environmental audits and other supporting diligence items as Lender may then require, all at Borrowers' sole expense.

                            VII. NEGATIVE COVENANTS

                 Borrowers covenant and agree that, without Lender's prior written consent:

                 7.1 Debts, Guaranties, and Other Obligations. No Borrower shall incur, create, assume, or in any manner become or be liable with respect to any Debt, except the following:

                          7.1.1     Obligations to Lender. Obligations to
                 Lender.

                          7.1.2 Existing Liabilities. Liabilities of Borrowers that are included in Total Funded Debt on the date of this Agreement, all of which are listed in Schedule 7.1.2 to this Agreement.

                          7.1.3 Endorsements. Endorsements of negotiable or similar instruments for collection or deposit in the ordinary course of business.

                          7.1.4 Trade Debt. Trade payables and accruals from time to time incurred in the ordinary course of business.

                          7.1.5 Taxes. Taxes, assessments, or other governmental charges that are not delinquent or are being contested in good faith by appropriate action promptly initiated and diligently conducted, if any Borrower has made the reserve therefor required by GAAP.

                          7.1.6 Seller Debt. Seller Debt, which must be unsecured Debt.

                          7.1.7 Accounting Accruals. Liabilities arising from reserves and accruals required by GAAP that do not reflect liquidated and mature obligations to third parties, including, but not limited to, current deferred income taxes.

                          7.1.8 Debt Among Borrowers. Debt to other Borrowers incurred in the ordinary course of business.

                          7.1.9 Assumed Acquisition Debt. Unsecured Debt other than Seller Debt that is assumed in connection with a Permitted Acquisition.

                          7.1.10 Certain Guaranties. Debt resulting from the guaranty by a Borrower of Debt (i) owing by officers and employees of such Borrower incurred by such Persons in the ordinary course of business; provided, however, that the aggregate principal amount of such Debt permitted to be so guaranteed pursuant to this Section 7.1.10 shall not exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) at any one time outstanding, (ii) with respect to customary indemnifications and purchase price adjustment obligations incurred in connection with transactions permitted under this Agreement, and (iii) incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds and other similar obligations of Borrowers or Permitted Subsidiaries.

                 7.2 Change of Management. RCG shall not allow or suffer any change of management effecting a material change in the duties or change in the personnel presently staffing the positions of chief executive officer, president or chief financial officer, as set forth in Schedule 7.2 hereto. Notwithstanding the foregoing, should any of the named managers cease such active participation in management due to their death or disability, Lender shall allow RCG a period of sixty (60) days thereafter in which a management succession plan may be presented to Lender so that Lender may, in its discretion, elect to accept new management in lieu of prior management, subject to such revisions of this Agreement as Lender may require. All Borrowers other than RCG shall give Lender written notice promptly following the change of any such position in their respective organizations.

                 7.3 Encumbrances. No Borrower shall create, incur, assume, or permit to exist any Encumbrance on any of its Property (now owned or hereafter acquired) except for Permitted Encumbrances, and shall not undertake a commitment of any kind in favor of any Person (other than Lender) (i) requiring that any or all of such Borrower's Property be or remain unencumbered, or (ii) requiring that a Borrower grant an Encumbrance (other than a Permitted Encumbrance) in favor of any Person (other than Lender) on a Borrower's Property under any circumstances whatsoever. No Borrower shall sign or file under the Uniform Commercial Code a financing statement that names such Borrower as debtor or the equivalent or sign any security agreement authorizing any secured party thereunder to file any such financing statement, except to secure Permitted Encumbrances.

                 7.4 Investments. No Borrower shall make investments (including but not limited to acquisitions or purchases of the obligations or stock of, or any other or additional interest) in any person, firm, partnership, joint venture or corporation except: (i) those investments in existence as of the Closing Date, (ii) general obligations of, or obligations unconditionally guaranteed as to principal and interest by, the United States of America maturing within fifteen (15) months of the date of purchase, (iii) commercial paper having a rating of not less than "A2" or "P2" from Moody's or S & P, respectively, (iv) Permitted Acquisitions, (v) Permitted Equity Investments, (vi) Permitted Subsidiaries, (vii) as may be specifically permitted or required by Account Agreements, (viii) certificates of deposit and bankers acceptances issued by a Lender or another banking institution with a minimum net worth of Five Hundred Million and No/100 Dollars ($500,000,000.00) and having a letter of credit rating of not less than "A" from Moody's or S & P, respectively, and (ix) such other investments as Lender may approve.

                 7.5 Sales and Leasebacks. No Borrower shall enter into any arrangement, directly or indirectly, with any Person other than another Borrower by which such Borrower shall sell or transfer any of its Property, whether now owned or hereafter acquired, and by which a Borrower shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property that it intends to use for substantially the same purpose or purposes as the Property sold or transferred.

                 7.6 Change of Control. No Borrower shall suffer or permit the occurrence of a Change of Control.

                 7.7 Nature of Business. No Borrower shall suffer or permit any material changes to be made in the character of its business as carried on at the Closing Date.

                 7.8 Further Acquisitions, Mergers, Etc. Except for transactions involving only Borrowers or other Permitted Subsidiaries, no Borrower shall enter into any agreement to merge, consolidate, or otherwise reorganize or recapitalize, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of their Property (whether now owned or hereafter acquired), except for Permitted Acquisitions.

                 7.9 Advances. Borrowers shall not extend any loans to any other Persons, except for loans in the ordinary course of business not to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) in the aggregate at any one time.

                 7.10 Disposition of Assets. No Borrower shall dispose of any of its assets other than in the ordinary course of its present business upon terms standard in its industry.

                 7.11 Inconsistent Agreements. No Borrower shall enter into any agreement containing any provision which would be violated or breached by the performance by Borrowers of the Obligations.

                 7.12 Subsidiaries and Affiliates. No Borrower shall create or acquire any direct or indirect Subsidiary or Affiliate or divest itself of any material assets by transferring them to any existing Subsidiary or Affiliate other than Permitted Subsidiaries; nor shall any Borrower enter into any partnership, joint venture, or similar arrangement, or otherwise make any material change in its fundamental legal structure, except that (i) a Borrower may acquire and create Permitted Subsidiaries from time to time in the ordinary course of business, and (ii) Borrowers and Permitted Subsidiaries may engage in Permitted Corporate Changes.

                 7.13 Place of Business. No Borrower shall transfer their executive offices, or maintain records with respect to accounts at any locations other than at the address for notices specified herein and at the locations of Practices affiliated with any Borrower, except as Lender may approve, in its reasonable discretion. Borrowers have advised Lender that Borrowers anticipate moving their chief executive offices at a time following the date of this Agreement to another location in the middle Tennessee area. Borrowers will give Lender at least thirty (30) days prior written notice before this move, which shall not require any further notice to or approval from Lender.

                 7.14 Adverse Action With Respect to Plans. No Borrower shall take any action to terminate any Plan which could reasonably result in a material liability of a Borrower to any Person.

                 7.15 Transactions With Affiliates. No Borrower shall enter into any transaction with any Affiliate that is not a Borrower or a Permitted Subsidiary except in the ordinary course of business and on fair and reasonable terms no less favorable to such Borrower than they would obtain in a comparable arms length transaction with a Person not an Affiliate.

                 7.16 Constituent Document Amendments. No Borrower shall amend its corporate charter or bylaws or other fundamental constituent documents, except as necessary to accomplish transactions that do not require Lender's specific approval or transactions for which such approval is necessary and has been granted.

                 7.17 Margin Securities. No Borrower shall own, purchase or acquire (or enter into any contract to purchase or acquire) any "margin security" as defined by any regulation of the Federal Reserve Board as now in effect or as the same may hereafter be in effect.

                 7.18 Accounting Changes. No Borrower shall change its fiscal year or make any other significant change in consolidated or consolidating accounting treatment and reporting practices, except as required or permitted by GAAP. Any change in fiscal year shall be subject to Lender's prior written approval.

                 7.19 Action Outside Ordinary Course. No Borrower shall take any other action outside the ordinary course of their business.

                           VIII. FINANCIAL COVENANTS

                 8.1 Current Ratio. Borrowers shall maintain a Consolidated Current Ratio of not less than 1.40:1.00, tested as of the end of each fiscal quarter.

                 8.2 Total Funded Debt to Consolidated EBITDA. Borrowers shall maintain a ratio of Total Funded Debt divided by Consolidated EBITDA, measured as of the end of each fiscal quarter for the previous four consecutive fiscal quarters, of no greater than 3.50:1.00.

                 8.3 Net Worth. Borrowers shall maintain a Consolidated Net Worth as of the end of each fiscal quarter in an amount at least equal to the sum of Forty-Eight Million and No/100 ($48,000,000.00), plus the Net Proceeds of all equity issued after February 29, 1996, plus seventy-five percent (75%) of the amount of net income for the fiscal quarter ending June 30, 1996 and for each fiscal quarter thereafter, without adjustment for net losses.

                 8.4 Tangible Net Worth. Borrowers shall maintain a positive Consolidated Tangible Net Worth at all times.

                 8.5 Fixed Charge Coverage. Borrowers shall maintain a Fixed Charge Coverage Ratio of at least 2.00:1.00 for each fiscal quarter.

                 8.6 Capital Expenditures. Lender approval shall be required for Borrowers to expend Capital Expenditures in excess of 115% of an annual budget to be approved by Lender, unless Total Funded Debt/Consolidated EBITDA is then equal to or less than 1.5:1 for the most recently reported fiscal quarter as of the time of the proposed expenditure, in which case no approval shall be required. The proposed budget for each year shall be delivered to Lender no later than sixty (60) days after the end of the previous fiscal year.

                 8.7 Total Funded Debt to Net Worth. Borrowers shall maintain a ratio of Total Funded Debt divided by Net Worth, measured as of the end of each fiscal quarter, of no greater than .45:1.00.

                 8.8 Net Income Maintenance. Net income calculated on a rolling four-quarter basis must be greater than zero as of the end of each fiscal quarter.

                             IX. EVENTS OF DEFAULT

                 9.1 Events of Default. Any of the following events shall be considered an Event of Default under this Agreement:

                          9.1.1 Payments. Borrowers' failure to make payment of any amount of the Obligations within ten (10) days of when due.

                          9.1.2 Representations and Warranties. Any representation or warranty made by Borrowers or any other party in any Loan Document having been incorrect in any material respect as of the date thereof.

                          9.1.3 Negative Covenants. The failure of any Borrower to comply with any of the requirements of Article VII hereof.

                          9.1.4 Financial Covenants. The failure of any Borrower to comply with any of the requirements of Article VIII hereof.

                          9.1.5 Reporting Requirements. The failure of any Borrower or any other party to timely perform any covenant in the Loan Documents requiring the furnishing of notices, financial reports or other information to Lender.

                          9.1.6 Other Covenants. The failure of any Borrower to observe or perform any covenant contained in any Loan Document, which covenant is not subject to any specific provision in this Article IX; provided, however, as to any such breach that is reasonably susceptible to being cured, the occurrence of such breach shall not constitute an Event of Default hereunder if such breach is fully cured within twenty
                 (20) days after the earlier of the Borrower's knowledge of the facts giving rise thereto or Lender's written notice thereof to Borrowers given in accordance with the provisions hereof.

                          9.1.7 Involuntary Bankruptcy or Receivership Proceedings. The appointment of a receiver, custodian, liquidator, or trustee for any Borrower, or for any of their Property, by the order or decree of any court or agency or supervisory authority having jurisdiction; or any Borrower's adjudication as being bankrupt or insolvent; or the sequestering of any of the Property of any Borrower by court order or the filing of a petition against any Borrower under any state or federal bankruptcy, reorganization, debt arrangement, insolvency, readjustment of debt, dissolution, liquidation, or receivership law of any jurisdiction, whether now or hereafter in effect, and in each case without the acquiescence of the affected Borrower, unless dismissed within sixty (60) days.

                          9.1.8 Voluntary Petitions. Any Borrower's filing of a petition in voluntary bankruptcy or to seek relief under any provision of any bankruptcy, reorganization, debt arrangement, insolvency, receivership, readjustment of debt, dissolution, or liquidation law of any jurisdiction, whether now or hereafter in effect, or their acquiescence in the filing of any petition against them under any such law.

                          9.1.9 Discontinuance of Business. Any Borrower's discontinuance of its usual business or its dissolution, except pursuant to transactions permitted under this Agreement.

                          9.1.10 Default on Other Debt. Any Borrower's failure to make any payment when due on any Debt in excess of Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), unless the obligation is disputed and adequate reserves therefor have been established in accordance with GAAP.

                          9.1.11 Undischarged Judgments. Existence of a final judgment or judgments for the payment of money in excess of One Hundred Thousand and No/100 Dollars ($100,000.00) by any court or other governmental authority against any Borrower, which is not paid, discharged, stayed, dismissed through appropriate appellate proceedings or bonded within thirty (30) days after entry.

                          9.1.12 Insolvency. Any Borrower's no longer being Solvent.

                          9.1.13 Attachment. The issuance of an attachment or other process against any Property of any Borrower, unless removed (by bond or otherwise) within twenty (20) days.

                          9.1.14 Insurance. Any Borrower's failure to maintain any insurance required herein or in any other Loan Document.

                          9.1.15 Contest. Any Borrower's challenge or contest of the validity or enforceability of this Agreement or any other Loan Document or the validity, priority or perfection of any security interest created hereunder or under any other Loan Document in any action, suit or proceeding.

                          9.1.16 Fraud and Abuse Laws. Receipt by a Borrower of a notice from a governmental authority that it (i) intends to disallow requested reimbursements, demand adjustment or repayment of past reimbursements in excess of five percent (5%) of the gross revenues of Borrowers for the previous four
                 (4) fiscal quarters in the aggregate respecting amounts submitted for reimbursement or collected by a Borrower or a Provider, or (ii) intends to impose civil money penalties or to seek to exclude any Borrower or a Provider from participation in the Medicare or Medicaid programs due to a failure to comply with Fraud and Abuse Laws, if the gross revenues to Borrowers arising from the affected Borrowers or Provider exceed five percent (5%) of the gross revenues of Borrowers for the previous four (4) fiscal quarters in the aggregate.

                 9.2      Remedies. Upon the happening of any Event of Default:

                          9.2.1 Default Rate. Lender may declare the Obligations to thereafter bear interest at the Default Rate.

                          9.2.2 Acceleration. Lender may declare the entire principal amount of all Obligations then outstanding, including interest accrued thereon, to be immediately due and payable without presentment, demand, protest, notice of protest, or dishonor or other notice of default of any kind, all of which are hereby expressly waived.

                          9.2.3 Setoff. Lender may exercise its lien upon and right of setoff against any monies, items, credits, deposits or instruments that Lender may have in its possession and which belong to Borrowers or to any other person or entity liable for the payment of any or all of the Obligations.

                          9.2.4 Other Remedies. Lender may exercise any right that it may have under any other document evidencing or securing the Obligations or otherwise available to Lender at law or equity.

                          9.2.5     Attorney-in-Fact. Borrowers hereby
                 irrevocably appoints Lender as Borrowers' attorney-in-fact to take any action to facilitate Lender's exercise of its remedies hereunder.

                             X. GENERAL PROVISIONS

                 10.1 Notices. All communications relating to this Agreement or any of the other Loan Documents shall be in writing and shall effective when be delivered by mail, overnight courier, special courier, telecopier or otherwise to the following addresses:

                          if to Borrowers:

                          Renal Care Group, Inc.
                          Attn: Ron Hinds
                          1801 West End Avenue, Suite 1100
                          Nashville, Tennessee 37203
                          Telecopier: (615) 321-5491

                          With a Copy To:

                          Alston & Bird
                          Attn: Steven L. Pottle
                          One Atlantic Center
                          1201 West Peachtree Street
                          Atlanta, Georgia 30309-3424
                          Telecopier: (404) 881-7777

                          If to Lender:

                          NationsBank of Tennessee, N.A.
                          Healthcare Group
                          Attn: Roy H. Haisley
                          1 NationsBank Plaza
                          Nashville, Tennessee 37239-1697
                          Telecopier: (615) 749-4951

                          With a Copy To:

                          Boult, Cummings, Conners & Berry
                          Attn: John E. Murdock III, Esq.
                          414 Union Street, Suite 1600
                          Nashville, Tennessee 37219
                          Telecopier: (615) 252-6359

                 Any party may change its address for receipt of notice by written direction to the other parties hereto.

                 10.2 Renewal, Extension, or Rearrangement. All provisions of this Agreement relating to Obligations shall apply with equal force and effect to each and all promissory notes executed hereafter which in whole or in part represent a renewal, extension for any period, increase, or rearrangement of any part of the Obligations originally represented by any part of such other Obligations.

                 10.3 Application of Payments. Amounts received with respect to the Obligations shall be applied (i) first, to any expenses due Lender, (ii) second, to accrued and unpaid interest under any of the Obligations, and (iii) third, to reduce the unpaid principal portion of the Obligations, in such manner as determined by Lender.

                 10.4 Counterparts. This Agreement may be executed in counterparts with all signatures or by counterpart signature pages, and it shall not be necessary that the signatures of all parties be contained on any one counterpart. Each counterpart shall be deemed an original, but all of them together shall constitute one and the same instrument.

                 10.5 Negotiated Document. This Agreement and the other Loan Documents have been negotiated by the parties with full benefit of counsel and should not be construed against any party as author.

                 10.6 Consent to Jurisdiction; Exclusive Venue. Borrowers hereby irrevocably consent to the jurisdiction of the United States District Court for the Middle District of Tennessee and of all Tennessee state courts sitting in Davidson County, Tennessee, for the purpose of any litigation to which Lender may be a party and which concerns this Agreement or the Obligations. It is further agreed that venue for any such action shall lie exclusively with courts sitting in Davidson County, Tennessee, unless Lender agrees to the contrary in writing. This election applies only for the limited judicial proceedings that may apply as set forth in the provision of this Agreement electing binding arbitration for the resolution of disputes and does not impair the effect of that provision in any way.

                 10.7 Not Partners; No Third Party Beneficiaries. The relationship of Lender and Borrowers is that of lender and borrowers only, and neither is a fiduciary, partner or joint venturer of the other for any purpose. This Agreement has been executed for the sole benefit of Lender, and no third party is authorized to rely upon Lender's rights or duties hereunder.

                 10.8 No Reliance on Lender's Analysis. Borrowers acknowledge and represent that, in connection with the Obligations, Borrowers have not relied upon any financial projection, budget, assessment or other analysis by Lender or upon any representation by Lender as to the risks, benefits or prospects of Borrowers' business activities or present or future capital needs incidental thereto, all such considerations having been examined fully and independently by Borrowers.

                 10.9 No Marshaling of Assets. Lender may proceed against collateral securing the Obligations and against parties liable therefor in such order as it may elect, and neither Borrowers nor any surety or guarantor for Borrowers nor any creditor of Borrowers shall be entitled to require Lender to marshal assets. The benefit of any rule of law or equity to the contrary is hereby expressly waived.

                 10.10 Impairment of Collateral. Lender may, in its sole discretion, release any Collateral securing the Obligations or release any party liable therefor. The defenses of impairment of collateral and impairment of recourse and any requirement of diligence on Lender's part in collecting the Obligations are hereby waived.

                 10.11 Business Days. If any payment date under the Obligations falls on a day that is not a Business Day, or if the last day of any notice period falls on such a day, the payment shall be due and the notice period shall end on the next following Business Day.

                 10.12 Participations. Lender may, from time to time, in its sole discretion, and with concurrent notice to Borrowers, sell participations in any credit subject hereto to such other investors or financial institutions as it may elect. Lender may from time to time disclose to any participant or prospective participant such information as Lender may have regarding the financial condition, operations, and prospects of Borrowers.

                 10.13 Standard of Care; Limitation of Damages. Lender shall be liable to Borrowers only for matters arising from this Agreement or otherwise related to the Obligations resulting from Lender's gross negligence or willful misconduct, and liability for all other matters is hereby waived. Lender shall not in any event be liable to Borrowers for special or consequential damages arising from this Agreement or otherwise related to the Obligations.

                 10.14 Incorporation of Schedules. All Schedules and Exhibits referred to in this Agreement are incorporated herein by this reference.

                 10.15 Indulgence Not Waiver. Lender's indulgence in the existence of a default hereunder or any other departure from the terms of this Agreement shall not prejudice Lender's rights to declare a default or otherwise demand strict compliance with this Agreement.

                 10.16 Cumulative Remedies. The remedies provided Lender in this Agreement are not exclusive of any other remedies that may be available to Lender under any other document or at law or equity.

                 10.17 Amendment and Waiver in Writing. No provision of this Agreement can be amended or waived, except by a statement in writing signed by the party against whom enforcement of the amendment or waiver is sought.

                 10.18 Assignment. This Agreement shall be binding upon and inure to the benefit of the respective successors and assigns of Borrowers and Lender, except that no Borrower shall assign any rights or delegate any obligations arising hereunder without the prior written consent of Lender. Any attempted assignment or delegation by any Borrower without the required prior consent shall be void.

                 10.19 Entire Agreement. This Agreement and the other written agreements between Borrowers and Lender represent the entire agreement between the parties concerning the subject matter hereof, and all oral discussions and prior agreements are merged herein. Provided, if there is a conflict between this Agreement and any other document executed contemporaneously herewith with respect to the Obligations, the provision in this Agreement shall control.

                 10.20 Severability. Should any provision of this Agreement be declared invalid or unenforceable for any reason, the remaining provisions hereof shall remain in full effect.

                 10.21 Time of Essence. Time is of the essence of this Agreement, and all dates and time periods specified herein shall be strictly observed.

                 10.22 Applicable Law. The validity, construction and enforcement of this Agreement and all other documents executed with respect to the Obligations shall be determined according to the laws of Tennessee applicable to contracts executed and performed entirely within that state.

                 10.23 Captions Not Controlling. Captions and headings have been included in this Agreement for the convenience of the parties, and shall not be construed as affecting the content of the respective Sections.

                 10.24 Arbitration. Any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to this instrument, agreement or document or any related instruments, agreements or documents, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of J.A.M.S./Endispute or any successor thereof ("J.A.M.S."), and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

                          10.24.1 Special Rules. The arbitration shall be conducted in Nashville, Tennessee and administered by J.A.M.S who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

                          10.24.2 Reservation of Rights. Nothing in this arbitration provision shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this arbitration provision; or (ii) be a waiver by Lender of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of Lender (a) to exercise self help remedies such as (but not limited to) setoff, or (b) to foreclose against any real or personal property collateral, or (c) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief, writ of possession or the appointment of a receiver. Lender may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this instrument, agreement or document.

                 Neither this exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

                 Executed as of the date first written above.


                              RENAL CARE GROUP, INC. (Delaware)

                              By: /s/ Ronald Hinds
                                 -------------------------------------
                              Title: EVP
                                    ----------------------------------


                              RENAL CARE GROUP, INC. (Tennessee)

                              By: /s/ Ronald Hinds
                                 -------------------------------------
                              Title: EVP
                                    ----------------------------------


                              KANSAS NEPHROLOGY
                              ASSOCIATION

                              By: /s/ Ronald Hinds
                                 -------------------------------------
                              Title: EVP
                                    ----------------------------------


                              RENAL CARE GROUP TEXAS, INC.

                              By: /s/ Ronald Hinds
                                 -------------------------------------
                              Title: EVP
                                    ----------------------------------

                              RCG MISSISSIPPI, INC.

                              By: /s/ Ronald Hinds
                                 -------------------------------------
                              Title: EVP
                                    ----------------------------------


                              D.M.N. OF INDIANA CORPORATION

                              By: /s/ Ronald Hinds
                                 -------------------------------------
                              Title: EVP
                                    ----------------------------------


                              NATIONSBANK OF TENNESSEE, N.A.

                              By: /s/ Roy Haisley
                                 -------------------------------------
                              Title: VP
                                    ----------------------------------

                               EXHIBIT 2.4.1(B)
                         BORROWING/CONVERSION NOTICE

Lender:          NationsBank of Tennessee, N.A.           Date: __________, 199

Borrowers:       Renal Care Group, Inc. (Delaware), RCG Mississippi, Inc.,
Renal Care Group, Inc. (Tennessee), Kansas Nephrology Association, Renal Care Group Texas, Inc., D.M.N. of Indiana Corporation

                 This notice is delivered under the Loan Agreement (as renewed, extended and amended, the "Loan Agreement") dated as of May 30, 1996, between Borrowers and Lender. Terms defined in the Loan Agreement have the same meanings when used -- unless otherwise defined -- in this request.

                 Borrowers request a Loan under the Loan Agreement as follows:

Borrowing Date1                                               ___________, 199_
Amount of Borrowing                                           $________________
Type of Borrowing2                                            _________________
For LIBOR Loans, the Interest Period3                         __________ months


Select one:
                 ____ The proceeds of the requested Loan shall be disbursed to Borrowers as provided in the Loan Agreement. The purpose of the requested Loan is:





___________________________________
     (1)Same Banking Day for Prime Rate Loans, second following Banking Day for LIBOR Loans.

     (2)LIBOR or Prime Rate Loan.

     (3)1, 2, 3, 6 or 12 months.

                   _____ New advance for acquisition under Section 2.2(i).

                   _____ New advance for start-up or expansion under
                         Section 2.2(ii).

                   _____ New advance for working capital under Section 2.2
                         (iii).

                   _____ The proceeds of the requested LIBOR Loan shall be
                         applied to the payment of Borrowers' existing Prime Rate Loan, this new Loan being a conversion of Prime Rate Loan to a LIBOR Loan

                   _____ The proceeds of the requested LIBOR Loan shall be
                         applied to the payment of the following LIBOR Loan, subject to all requirements of the Loan Agreement, this new Loan being a conversion of a LIBOR Loan to a different LIBOR Loan:

                                     Date:____________________________
                                     Amount:__________________________
                                     Interest Period:_________________

                   _____ The proceeds of the requested Prime Rate Loan shall
                         be applied to the payment of the following LIBOR Loan, subject to all requirements of the Loan Agreement, this new Loan being a conversion of a LIBOR Loan to a Prime Rate Loan:

                                     Date:____________________________
                                     Amount:__________________________
                                     Interest Period:_________________

                                     Date:____________________________
                                     Amount:__________________________
                                     Interest Period:_________________

                 Borrowers certify that on the date hereof and on the date of the above Borrowing Date -- after giving effect to the requested Loan -- (a) all of the representations and warranties in the Loan Documents will be true and correct in all material respects unless they speak to a specific date or the facts on which they are based have been changed by transactions contemplated or permitted by the Loan Agreement, (b) no Event of Default or Unmatured Default will exist, and (c) all conditions to Borrowers' right to receive the requested Loan under the Loan Agreement have been and will have been satisfied.

                             RENAL CARE GROUP, INC., on behalf of all Borrowers


                             By:___________________________________
                             (Name)________________________________
                             (Title)_______________________________